Exhibit 2.2

STOCK PURCHASE AGREEMENT

BY AND AMONG

NEWGISTICS, INC.

AND

LOGISTICS MANAGEMENT, INC.,

ELMWOOD TRANSPORTATION SERVICES, INC.

AND PRIME ADVANTAGE CORPORATION

Dated as of March 9, 2007

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into as of March 9, 2007, by and among Newgistics, Inc., a Delaware corporation (the “Purchaser), Logistics Management, Inc., a Massachusetts corporation (the “Company”), Elmwood Transportation Services, Inc., a Massachusetts corporation (“Elmwood”), and Prime Advantage Corporation, a Delaware corporation (the “Seller”).

Recitals

A. The Seller owns all of the issued and outstanding shares of the capital stock of the Company and of Elmwood (the “Shares”).

B. The Seller desires to sell to the Purchaser all of the Shares, and the Purchaser desires to purchase all of the Shares from the Seller, upon the terms and subject to the conditions contained in this Agreement.

Agreement

In consideration of the premises and the respective mutual agreements, covenants, representations and warranties contained herein, the parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms.

In addition to terms defined elsewhere in this Agreement, the following terms when utilized in this Agreement, unless the context otherwise requires, shall have the meanings indicated:

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code.

“Aggregate Deductible” is defined in Section 9.4(a) of this Agreement.

“Aggregate Purchase Price” is defined in Section 2.1 of this Agreement.

“Agreement” is defined in the preamble of this Agreement.

“Audit” is defined in Section 8.4(f) of this Agreement.

“Auditor” is defined in Section 3.4(b) of this Agreement.

“Auditor Determination” is defined in Section 3.4(b) of this Agreement.

“Authority” means any federal, state, local or foreign governmental regulatory agency, commission, bureau, authority, court or arbitration tribunal.

“Benefit Plans” is defined in Section 5.18(a) of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated to close.

“Cash” means the cash and cash equivalents of the Company and Elmwood (including marketable securities and short-term investments, but excluding amounts reserved in a freight payment cash account) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements (which amount may be negative).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Closing” is defined in Section 3.1 of this Agreement.

“Closing Cash” is defined in Section 2.1 of this Agreement.

“Closing Date” is defined in Section 3.1 of this Agreement.

“Closing Indebtedness” is defined in Section 2.1 of this Agreement.

“Closing Net Working Capital” means the Net Working Capital determined immediately prior to the Closing Time.

“Closing Net Working Capital Target” means $335,000.

“Closing Statement” is defined in Section 3.4(a) of this Agreement.

“Closing Time” means 11:59 p.m., Eastern Standard Time, on the day immediately preceding the Closing Date.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and the regulations promulgated thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” is defined in the preamble of this Agreement.

“Company Common Stock” means, collectively, the common stock of the Company, no par value.

“Confidentiality Agreement” is defined in Section 10.2 of this Agreement.

“Current Assets” means (a) all current assets of the Company and Elmwood, other than (i) Cash, (ii) accrued Income Tax receivables and deferred tax assets, (iii) intercompany receivables between the Company and Elmwood, and (iv) freight payment receivables to the extent offset by a corresponding freight payment payable, all determined in accordance with GAAP, except as set forth on Schedule 3.4, applied consistently with the principles applied in the preparation of the Most Recent Balance Sheet.

“Current Liabilities” means all current liabilities of the Company and Elmwood, other than (i) accrued Income Tax payable and deferred tax liabilities, (ii) accrued interest expense, (iii) the current portion of Indebtedness, (iv) intercompany payables between the Company and Elmwood, and (v) freight payables to the extent offset by freight payment receivables and amounts reserved in a freight payment cash account, all determined in accordance with GAAP, except as set forth on Schedule 3.4, applied consistently with the principles applied in the preparation of the Most Recent Balance Sheet.

“Damages” means all damages, dues, penalties, fines, reasonable amounts paid in settlement, taxes, costs, obligations, losses, expenses, and fees (including court costs and reasonable attorneys’ fees and expenses), including, as the context may require, any of the foregoing that arise out of or in connection with any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees or rulings.

“Elmwood” is defined in the preamble of this Agreement.

“Elmwood Common Stock” means, collectively, the common stock of Elmwood, no par value.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA.

“Environmental, Health and Safety Laws” means all existing and applicable Laws of federal, state and local Authorities concerning pollution or protection of the environment, public health and safety or employee health and safety, including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing. distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, as such requirements are enacted and in effect on the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Plan” is defined in Section 5.18(a) of this Agreement.

“Estimated Purchase Price Calculation Statement” is defined in Section 2.3 of this Agreement.

“Financial Statements” is defined in Section 5.9 of this Agreement.

“Forward-Looking Statements” is defined in Section 8.5 of this Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States of America from time to time.

“Income Tax” means any federal, state, local or foreign Tax based on, measured by or with respect to income, net worth or capital, including any interest, penalty or addition thereto.

“Indebtedness” as applied to any Person means (without duplication) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including (a) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a purchase money security interest or other Lien to secure all or part of the purchase price of the property subject to such Lien, (d) all obligations under leases that shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (e) any liability of such Person in respect of banker’s acceptances or letters of credit, (f) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above and (g) all indebtedness referred to above that is directly or indirectly guaranteed by such Person or that such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Indemnified Party” is defined in Section 9.3(a) of this Agreement.

“Indemnifying Party” is defined in Section 9.3(a) of this Agreement.

“Initial Purchase Price” is defined in Section 2.1 of this Agreement.

“Insurance Policies” is defined in Section 5.13 of this Agreement.

“Interim Financial Statements” is defined in Section 5.9 of this Agreement.

“IRS” means the Internal Revenue Service.

“Knowledge” of the Seller, the Company and Elmwood means the actual knowledge of Peter Jones, Michael Desmarais, Paul Forand, Timothy Walsh, Paul Fiocci, Anthony Charland and Terry Rice, and the knowledge such individuals reasonably should have obtained in the course of the performance of their respective duties for the Seller, the Company and Elmwood.

“Law” means any law, statute, rule or regulation, and any judgment or order of any Authority.

“Leased Property” is defined in Section 5.11 of this Agreement.

“Lien” means any mortgage, lien, pledge, charge, encumbrance or other security interest.

“Listed Intellectual Property” is defined in Section 5.12 of this Agreement.

“Material Adverse Change” or “Material Adverse Effect” means any change or effect that is materially adverse to the business, results of operations or financial condition of the Company and Elmwood, taken as a whole, or on the ability of the Company, Elmwood, or the Seller to consummate timely the transactions contemplated hereby; provided, however, that none of the following shall be deemed to constitute a Material Adverse Effect or Material Adverse Change: (a) any adverse change, event, development, or effect that impacts generally the industry in which the Company and/or Elmwood operates or that arises from or relates to (i) general business or economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in Laws, or (vi) any adverse change in or effect on the business of the Company and Elmwood that is timely cured by the Company, Elmwood, or the Seller.

“Material Contract” means any written contract or agreement (including any and all amendments thereto) to which the Company or Elmwood is a party and which (a) relates to Indebtedness or is a letter of credit, pledge, bond or similar arrangement that is for the account of or for the benefit of the Company or Elmwood, (b) relates to the purchase, maintenance or acquisition, or sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or any other property or services (excluding any such contract made in the Ordinary Course of Business and which is expected to be fully performed within one year of the date thereof or that involves revenues or expenditures of less than $25,000), (c) obligates the Company or Elmwood not to compete with any business, or to conduct any business with only certain parties, or that otherwise restrains or prevents the Company or Elmwood from carrying on any lawful business or that restricts the right of the Company or Elmwood to use or disclose any information in its possession (excluding in each case customary restrictive covenants contained in agreements entered into in the Ordinary Course of Business and confidentiality agreements entered into between the Company and prospective purchasers of the Company), (d) employment, compensation, severance, or consulting agreements between the Company or Elmwood and any of its officers or directors, or other employees or consultants of the Company or Elmwood who are entitled to compensation thereunder in excess of $100,000 per year or involve severance payments, (e) is a lease or sublease of real property, (t) is a lease, sublease or other title retention agreement or conditional sales agreement involving annual payments in excess of $25,000 for any machinery, equipment, vehicle or other tangible personal property (whether the Company or Elmwood is a lessor or lessee), (g) is a contract for capital expenditures or the acquisition or construction of fixed assets for or in respect of any real property involving payments in excess of $25,000, (h) is a contract granting any Person a Lien on any of the assets of the Company or Elmwood, in whole or in part (other than Permitted Liens), (i) is a contract by which the Company or Elmwood retains any manufacturer’s representative, broker or other sales agent, distributor or representative, or advertising or marketing entity or through which the Company or Elmwood is appointed or authorized as sales agent, distributor or representative, (j) is a contract under which the Company or Elmwood has granted or received a license or sublicense or under which the Company or Elmwood is obligated to pay or has the right to receive a royalty, license fee or similar payment (excluding off-the-shelf or “shrink wrap” software license agreements),

(k) is a joint venture or partnership contract or a limited liability company operating agreement, (1) is an agreement or arrangement with the Seller or any Affiliate of the Seller, or (m) is a non-compete agreement prohibiting or impairing the Company’s or Elmwood’s ability to conduct its respective business.

“Materials of Environmental Concern” means any hazardous waste, as defined by 42 U.S.C. Section 6903(5), any hazardous substance as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental, Health and Safety Laws.

“Most Recent Balance Sheet” is defined in Section 5.9 of this Agreement.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Multiple Employer Plan” is defined in Section 5.18(b) of this Agreement.

“Net Working Capital” means Current Assets minus Current Liabilities.

“Net Working Capital Adjustment” means (a) if the amount of Closing Net Working Capital is less than the Closing Net Working Capital Target, a dollar for dollar decrease to the Purchase Price by the amount of the deficiency in Closing Net Working Capital (for example, if the Closing Net Working Capital is $300,000, the Purchase Price would be decreased by $35,000), and (b) if the amount of the Closing Net Working Capital is greater than the Closing Net Working Capital Target, a dollar for dollar increase to the Purchase Price by the amount of the excess of Closing Net Working Capital (for example, if the Closing Net Working Capital is $400,000, the Purchase Price would be increased by $65,000).

“Non-ERISA Plan” is defined in Section 5.18(a) of this Agreement.

“Objections Statement” is defined in Section 3.4(b) of this Agreement.

“Ordinary Course of Business” means the ordinary course of business consistent with the past custom and practice of the Company and/or Elmwood in the operation of its business.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the certificate of formation or articles of organization and the operating agreement of a limited liability company, (c) the partnership agreement and any statement of partnership of a general partnership, (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person and (f) any amendment to or restatement of any of the foregoing.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permits” means all material licenses, permits, orders, approvals, registrations, authorizations, and qualification filings with all Authorities required under Laws in connection with the operation of the business of the Company and Elmwood.

“Permitted Liens” means (i) Liens set forth on Schedules 5.10 or 5.11 or noted in the Financial Statements, (ii) Liens for Taxes, assessments and other governmental charges that are not yet due and payable or that may thereafter be paid without penalty, (iii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties, (iv) easements, covenants, conditions and restrictions of record, (v) easements, covenants, conditions and restrictions not of record as to which no material violation or encroachment exists or, if such violation or encroachment exists, as to which the cure of such violation or encroachment would not materially interfere with the conduct of the business of the Company or Elmwood, (vi) any zoning or other governmentally established restrictions or encumbrances, (vii) pledges or deposits to secure obligations under workers or unemployment compensation Laws or similar legislation or to secure public or statutory obligations, (viii) mechanic’s, materialman’s, supplier’s, vendor’s or similar Liens arising or incurred in the Ordinary Course of Business securing amounts that are not overdue for a period of more than 60 days, (ix) railroad trackage agreements, utility, slope and drainage easements, right-of-way easements and leases regarding signs and (x) other imperfections of title, licenses or encumbrances, if any, that do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and Elmwood as presently conducted.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint-stock company, joint venture, trust or government, or any agency or political subdivision of any government.

“Pre-Closing Tax Period” means (i) any Taxable Period ending on or before the Closing Date and (ii) with respect to the period to and including the Closing Date for a Taxable Period beginning before and ending after the Closing Date.

“Photocircuits Bankruptcy Complaint” means that certain Complaint filed by Richard L. Stern, Esq., as Liquidating Trustee of PC Liquidation Corp., f/k/a Photocircuits Corporation, as plaintiff against the Company, as defendant in the United States Bankruptcy Court Eastern District of New York at Central ISLIP. Case No. 05-89022-288, Chapter 11, Adversary Proceeding No. 07-08083-SB.

“Purchaser” is defined in the preamble of this Agreement.

“Purchaser Group” is defined in Section 9.4(e) of this Agreement.

“Purchaser Indemnitee(s)” means the Purchaser and, following the Closing, the Company, Elmwood, and their respective directors, officers, partners, employees, Affiliates, controlling persons, agents and representatives, and successors and assigns, as the case may be.

“Purchaser’s Proposed Calculations” is defined in Section 3.4(a) of this Agreement.

“Realty Lease” is defined in Section 5.11(a) of this Agreement.

“Required Consents” means those third party consents and other items listed on Schedule 7.1(f) that are necessary in connection with the execution and delivery of this Agreement by the Seller, the Company and Elmwood.

“Return” means any return, declaration (including any declaration of estimated Taxes), report, claim for refund, or information return or statement relating to Taxes with respect to any income, assets or properties of the Company or Elmwood, including any schedule or attachment thereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” is defined in the preamble of this Agreement.

“Seller Indemnitee(s)” means the Seller and its directors, shareholders, officers, employees, partners, Affiliates (other than the Company and Elmwood after Closing), controlling persons, agents, representatives, and successors and assigns, as the case may be.

“Shares” is defined in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, each other Person (other than a natural person) of which the Person owns, beneficially and of record, securities or interests representing 50% or more of the aggregate ordinary voting power (without regard to the occurrence of any contingencies affecting voting power).

“Supplier Agreement” is defined in Section 8.9 of this Agreement.

“Survival Date” means the date on which the representations, warranties, covenants and agreements of the parties set forth in this Agreement expire as specified in Section 9.1 of this Agreement.

“Tax Authority” means any federal, state, local, or foreign tax service, agency, office, commission, department, bureau or similar organization, including any court, tribunal, or similar judicial agency, with regulatory authority to assess, assert or otherwise impose Tax adjustments or collect unpaid Taxes of any Person.

“Taxable Period” means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a tax imposed with respect to such other period, e.g., a quarter) with respect to which any Tax may be imposed under any applicable Law.

“Taxes” means all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, property taxes, business license taxes, occupation taxes, import duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto. For the avoidance of doubt, the foregoing shall include all Income Taxes and all Taxes other than Income Taxes.

‘Third Party Claim” is defined in Section 9.3(a) of this Agreement.

1.2 Interpretation. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, Each defined term used in this Agreement shall have a comparable meaning when used in its plural or singular form. Unless the context otherwise requires, references herein: (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement, (b) to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The headings and captions used in this Agreement, in any Schedule or Exhibit, in the table of contents or in any index hereto are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement or any Schedule or Exhibit, and all provisions of this Agreement and the Schedules and Exhibits shall be enforced and construed as if no caption or heading had been used herein or therein. Any capitalized terms used in any Schedule or Exhibit and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the Company’s industry or in general commercial usage). The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to dollars (or the symbol “$”) contained herein shall be deemed to refer to United States dollars.

ARTICLE II

PURCHASE PRICE; PURCHASE AND SALE OF SECURITIES; ESCROW

2.1 Aggregate Purchase Price. For purposes of this Agreement, the term “Aggregate Purchase Price” means an amount equal to the sum of (a) $17,550,000 (the “Initial Purchase Price”), plus (b) the aggregate Cash balances of the Company and Elmwood immediately prior to the Closing Time (the “Closing Cash”), plus (c) $1,950,000 (the “Escrow Amount”) to be paid to Wells Fargo Bank, N.A. to be held in escrow pursuant to the terms of the Escrow Agreement attached hereto as Exhibit A (the ‘Escrow Agreement”), minus (d) the aggregate amount of all Indebtedness of the Company and Elmwood that is funded and outstanding immediately prior to the Closing Time (the “Closing Indebtedness”), plus or minus (e) the amount of the Net Working Capital Adjustment.

2.2 Purchase and Sale of Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller agrees to sell to the Purchaser, free and clear of Liens, claims, demands and restrictions on transfer (other than any restrictions under the

Securities Act and applicable state securities Laws), and the Purchaser agrees to purchase from the Seller, all of the Shares for the Aggregate Purchase Price.

2.3 Estimated Purchase Price Calculation Statement. At the Closing, the Company shall deliver to the Purchaser a written statement (the “Estimated Purchase Price Calculation Statement”) setting forth (A) the Company’s good faith estimate of the amount of the Closing Cash, (B) the Company’s good faith estimate of the amount of the Closing Indebtedness, (C) the Company’s good faith estimate of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto and (D) the calculation of the Aggregate Purchase Price based upon the Initial Purchase Price and such estimates.

ARTICLE III

CLOSING; POST-CLOSING PURCHASE PRICE TRUE-UP

3.1 Closing. Subject to the fulfillment or waiver of the conditions precedent set forth in Article VII, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of BB&T Capital Markets in Boston, Massachusetts, at 9:00 a.m. (local time) on the date hereof (the “Closing Date”). Except as otherwise provided in this Agreement, all proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.

3.2 Payment of Closing Indebtedness. At the Closing, the Purchaser shall pay and discharge (or cause to be paid and discharged), on behalf of the Company and Elmwood, all Closing Indebtedness evidenced on the Estimated Purchase Price Calculation Statement, by wire transfer of immediately available funds pursuant to written instructions provided to the Purchaser by the Seller concurrently with the delivery of the Estimated Purchase Price Calculation Statement.

3.3 Closing Transactions.

(a) Delivery of Stock Certificates. At the Closing, the Seller shall cause to be delivered to the Purchaser, free and clear of any Lien and restriction on transfer (other than any restrictions under the Securities Act and applicable state securities Laws), all certificates representing the Shares, each duly endorsed in blank or with duly executed stock powers attached.

(b) Payment. At the Closing, the Purchaser shall pay or cause to be paid to the Seller an amount equal to the estimated amount of the Aggregate Purchase Price as set forth on the Estimated Purchase Price Calculation Statement by wire transfer of immediately available funds pursuant to instructions delivered to the Purchaser by the Seller at least two Business Days prior to the Closing Date.

(c) Other Closing Deliveries. The Seller will deliver to the Purchaser the other certificates and documents referred to in Section 7.1, and the Purchaser will deliver to the Seller the other certificates and documents referred to in Section 7.2.

3.4 Post-Closing Purchase Price True-Up.

(a) As promptly as possible, but in any event within 60 days after the Closing Date, Purchaser will deliver to Seller, a written statement (the “Closing Statement”) setting forth the Purchaser’s calculations (the “Purchaser’s Proposed Calculations”) of (i) the amount of the Closing Cash, (ii) the amount of the Closing Indebtedness and (iii) the amount of the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, which calculations shall be made in accordance with GAAP, except as set forth on Schedule 3.4, applied on a basis consistent with the Most Recent Balance Sheet. The Closing Statement shall contain a recalculation, if any, of the Aggregate Purchase Price based on the foregoing amounts.

(b) After delivery of the Closing Statement, the Seller and its accountants shall be permitted reasonable access to review the Company’s and Elmwood’s books and records and work papers related to the preparation of the Closing Statement. The Seller and its accountants may make inquiries of Purchaser, the Company, Elmwood and their respective accountants and employees regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Purchaser shall use its, and shall cause the Company and Elmwood to use their, reasonable best efforts to cause any such accountants and employees to cooperate with and respond to such inquiries. If the Seller has any objections to the Closing Statement, the Seller shall deliver to Purchaser a statement setting forth a description in reasonable detail of its objections thereto (an “Objections Statement”). If an Objections Statement is not delivered to Purchaser within 60 days after the delivery of the Closing Statement, the Closing Statement shall be final, binding and non-appealable by the parties hereto. The Seller and Purchaser shall negotiate in good faith to resolve any objections set forth in the Objections Statement (and all such discussions related thereto shall, unless otherwise agreed by Purchaser and the Seller, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)), but if they do not reach a final resolution within 15 days after the delivery of the Objections Statement, the Seller and Purchaser shall submit such dispute to Ernst & Young LLP (or if Ernst & Young LLP refuses to accept the engagement, then such other party as Purchaser and the Seller shall use reasonable efforts to mutually agree upon) (the “Auditor”) who shall resolve all such disagreements in accordance with this Agreement and to the extent not inconsistent with this Agreement in accordance with GAAP, except as set forth on Schedule 3.4. applied on a basis consistent with the Company’s accounting practices and procedures, subject to any adjustments or deviations set forth on the Disclosure Schedules attached hereto. Purchaser and Seller shall immediately enter into a customary engagement letter with the Auditor at the time the issues in dispute are submitted to the Auditor. The Seller and Purchaser shall use their commercially reasonable efforts to cause the Auditor to resolve all such disagreements as soon as practicable. The Auditor shall address only those issues in dispute, and may not assign a value to any item greater than the greatest value for such item claimed by a party or lower than the lowest value claimed by a party. Neither the Seller nor Purchaser shall have any ex parte conversations or meetings with the Auditor with respect to any issues for which the Auditor is engaged pursuant to this Agreement, without the prior consent of the other parties. The resolution of the dispute by the Auditor shall be final, binding and non-appealable on the parties hereto (the “Auditor Determination”). The fees and expenses of the Auditor shall be allocated to be paid by Purchaser, on the one hand, and/or the Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Auditor.

(c) Upon the determination, in accordance with Section 3.4(b), of the Closing Statement and the final calculations of the amounts of the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital and the Net Working Capital Adjustment calculated by reference thereto, the Aggregate Purchase Price shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the estimated Aggregate Purchase Price payable at Closing as follows:

(i) If the Aggregate Purchase Price as calculated pursuant to this Section 3.4(c) is greater than such estimated Aggregate Purchase Price, then the Purchaser shall pay to, or cause to be paid to, the Seller an amount equal to any such excess; and

(ii) If the Aggregate Purchase Price as calculated pursuant to this Section 3.4(c) is less than such estimated Aggregate Purchase Price then the Seller shall pay to or as directed by the Purchaser an amount equal to any such deficiency.

Any payments made by the Purchaser to the Seller or by the Seller to the Purchaser pursuant to this Section 3.4(c) shall be made by wire transfer of immediately available funds no later than three Business Days after the final determination referred to in the first sentence of this Section 3.4(c) and shall be deemed to be adjustments to the Aggregate Purchase Price for all Tax purposes.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

To induce the Company, Seller and Elmwood to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser hereby represents and warrants to the Company, Elmwood and the Seller as follows:

4.1 Organization and Standing. The Purchaser is a corporation duly organized. validly existing and in good standing under the Laws of Delaware. Copies of the Organizational Documents of the Purchaser and all amendments thereto as in effect on the date hereof have been delivered to the Seller and are complete and correct as of the date of this Agreement. The Purchaser is not in default under or in violation of its Organizational Documents.

4.2 Authority, Authorization: Enforceability. The Purchaser has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement is a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

4.3 Noncontravention. Neither the execution, delivery or performance by the Purchaser of this Agreement nor the consummation by the Purchaser of the transactions contemplated hereby, nor compliance by the Purchaser with any of the provisions hereof will (a)

violate, or result in the violation of, the Organizational Documents or any resolutions adopted by the stockholders, board of directors or other governing body of the Purchaser, (b) violate any Law, writ, injunction or decree of any Authority, in each case applicable to the Purchaser or its assets or properties or (c) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Purchaser pursuant to, any material instrument or agreement to which the Purchaser is a party or by which the Purchaser or its properties may be bound or affected, except (in the case of clauses (b) and (c)) where the violation, conflict, breach or default would not reasonably be expected to have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

4.4 Governmental Approvals. Except as set forth on Schedule 4.4, no filing with, and no permit, authorization, consent or approval of any Authority is necessary for the consummation by the Purchaser of the transactions contemplated hereby.

4.5 Brokers. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

4.6 Securities Act. The Purchaser is acquiring the Shares hereunder solely for the purpose of investment and not with a view to, or in connection with, any distribution thereof in violation of the Securities Act or any state securities laws. The Purchaser acknowledges that the Shares are not registered under the Securities Act or any applicable state securities Law, and that the Shares may not be sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities Laws and regulations as applicable.

4.7 Availability of Funds. The Purchaser has sufficient cash available to enable it to pay the full Aggregate Purchase Price payable at the Closing hereunder and to make all other payments required of the Purchaser in connection with the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ELMWOOD

To induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, the Company and Elmwood hereby represent and warrant to the Purchaser as follows:

5.1 Organization and Standing. Each of the Company and Elmwood is a corporation duly organized and validly existing under the Laws of Massachusetts.

5.2 Authority to Conduct Business. Each of the Company and Elmwood has the requisite corporate power and authority to own, lease and operate its properties and to conduct its business in the manner where now conducted and each of the Company and Elmwood is duly licensed or qualified to do business as a foreign corporation in each jurisdiction in which the nature of its properties and assets or the conduct of its business requires it to be so licensed or qualified, except where the failure to be duly licensed or qualified to do business would not reasonably be expected to have a Material Adverse Effect. Schedule 5.2 sets forth a list of each jurisdiction in which the Company and Elmwood are licensed or qualified to do business as a foreign corporation.

5.3 Organizational Documents. Copies of the Organizational Documents of the Company and Elmwood and all amendments thereto as in effect on the date hereof have been delivered to the Purchaser and are complete and correct as of the date hereof. Neither the Company nor Elmwood is in default under or in violation of its Organizational Documents.

5.4 Authority; Authorization; Enforceability. Each of the Company and Elmwood has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company and Elmwood of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and Elmwood. This Agreement is a valid and binding obligation of the Company and Elmwood, enforceable against each of them in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

5.5 Noncontravention. Except (a) for notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company or Elmwood in connection with Indebtedness of the Company or Elmwood to be paid and discharged at Closing pursuant to Section 3.2 and (b) as set forth on Schedule 5.5, none of the execution, delivery or performance by the Company and Elmwood of this Agreement, nor the consummation by the Company and Elmwood of the transactions contemplated hereby, nor compliance by the Company and Elmwood with any of the provisions hereof will (i) violate, or result in the violation of, their Organizational Documents or any resolutions adopted by the stockholders, board of directors or other governing body of the Company or Elmwood, (ii) violate any Law, writ, injunction or decree of any Authority, in each case applicable to the Company, Elmwood, or their respective assets or properties or (iii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Company or Elmwood pursuant to, any instrument or agreement to which the Company or Elmwood is a party or by which the Company, Elmwood, or their respective properties may be bound or affected.

5.6 Governmental Approvals. Except as set forth on Schedule 5.6, no filing with, and no permit, authorization, consent or approval of any Authority is necessary for the consummation by the Company and Elmwood of the transactions contemplated hereby.

5.7 Investments in Other Persons. Neither the Company nor Elmwood has any Subsidiaries and neither such party has any direct or indirect equity interest by stock ownership or otherwise in any other Person.

5.8 Capitalization of Company.

(a) The Company’s authorized capital stock consists of 15,000 shares of Common Stock, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of the Company Common Stock (x) are duly authorized, validly issued, fully paid and nonassessable, (y) are held beneficially or of record by the Seller and (z) were not (or will not be) issued in violation of the preemptive rights of any Person or any agreement or Law by which the Company at the time of issuance was bound.

(b) Elmwood’s authorized capital stock consists of 200,000 shares of Common Stock, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of Elmwood (x) are duly authorized, validly issued, fully paid and nonassessable, (y) are held beneficially or of record by Seller and (z) were not issued in violation of the preemptive rights of any Person or any agreement or Law by which Elmwood at the time of issuance was bound.

(c) There are no outstanding subscriptions, warrants, options or other agreements or rights of any kind to purchase or otherwise receive or be issued, or securities or obligations of any kind convertible into, any shares of capital stock or any other security of the Company or Elmwood. There is no outstanding contract or other agreement of the Seller, the Company or Elmwood or any other Person to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company or Elmwood, or securities or obligations of any kind convertible into any shares of the capital stock of the Company or Elmwood. There are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Company or Elmwood.

5.9 Financial Statements. The Company and Elmwood have delivered the following financial statements (the “Financial Statements”) to the Purchaser, which are attached to Schedule 5.9: (i) the unaudited combined balance sheets of the Company and Elmwood as of December 31, 2005 and December 31, 2004, and the related unaudited combined statements of operations of the Company and Elmwood for each of the years then ended, and (ii) the unaudited combined balance sheet of the Company and Elmwood as of December 31, 2006 (the “Most Recent Balance Sheet”), and the related unaudited combined statement of operations of the Company and Elmwood for the twelve months then ended (the “Interim Financial Statements”). Solely as to the balance sheets and statements of operations of the Company and Elmwood set forth in the Financial Statements and the Interim financial Statements, except as disclosed on Schedule 5.9, each of the Financial Statements has been prepared in accordance with GAAP applied on a basis consistent with prior periods (except as may be indicated in any notes thereto); each of such balance sheets fairly presents in all material respects the financial condition of the Company and Elmwood as of its respective date; and each of such statements of operations, insofar as they relate to the Company and Elmwood, fairly presents in all material respects the results of operations of the Company and Elmwood for the period covered thereby; provided, however, that the Interim Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

5.10 Tangible Personal Property. Except as set forth on Schedule 5.10, the Company and Elmwood each has (i) good title to all of the material tangible personal property and assets that are used in the operation of its business that it owns or purports to own, and (ii) valid leasehold interests in all leases of material tangible personal property that it leases or purports to lease, in each case free and clear of any Liens, other than Permitted Liens. The Company and

Elmwood enjoy peaceful and undisturbed possession under all of such leases of personal property under which they are operating. Except as set forth on Schedule 5.10, there are no existing defaults, or events that with the passage of time or the giving of notice, or both, would constitute defaults by the Company or Elmwood thereunder or, to the Knowledge of the Company and Elmwood, by any other party to any such lease, except for (i) such defaults and events as to which requisite waivers or consents have been obtained, and (ii) defaults that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.11 Real Property. All real property and interests in real property that are leased or subleased to the Company or Elmwood are referred to herein as “Leased Property”. Neither the Company nor Elmwood owns any real property. Schedule 5.11 sets forth a list of all Leased Property, with the nature of the interest of the Company or Elmwood indicated therein. Except as otherwise set forth on Schedule 5.11 or any other Schedule in this Agreement, with respect to the Leased Property:

(a) each lease or sublease of Leased Property and any assignment thereof pursuant to which the Company or Elmwood leases any Leased Property (each, a “Realty Lease”) is a legal, valid, and binding obligation of the Company or Elmwood, enforceable against the Company or Elmwood, as applicable, (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity); and

(b) to the Knowledge of the Company and Elmwood, neither the Company, Elmwood, nor any other party to any such Realty Lease, is in material breach or material default under such Realty Lease, except for (A) such defaults and events as to which requisite waivers or consents have been obtained, and (B) breaches or defaults that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.12 Intellectual Property. Schedule 5.12 contains a complete and correct list of (i) all patents, trademarks, trade names and registered copyrights owned by the Company and Elmwood that are material to their respective businesses, and (ii) all patents, trademarks, trade names, copyrights, and computer software (other than non-negotiated licenses of commercially available software and licenses with respect to software embedded in purchased equipment) used by the Company or Elmwood in their respective businesses that are material to such business and are used pursuant to a license or other right granted by a third party (collectively, the property referred to in clauses (i) and (ii), the “Listed Intellectual Property”). The Company or Elmwood owns, or has the right to use pursuant to valid and effective agreements, all Listed Intellectual Property, and the consummation of the transactions contemplated hereby will not alter or impair any such rights in any manner that would reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.12 or Schedule 5.16, no claims are pending or, to the Knowledge of the Company and Elmwood, threatened against the Company or Elmwood by any person with respect to the use of any Listed Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to the same. Except as set forth on Schedule 5.12 or Schedule 5.16, to the Knowledge of the Company and Elmwood, the current use by the Company and/or Elmwood of the Listed Intellectual Property does not infringe on the rights of any person, except for such infringements that in the aggregate would not reasonably be expected to have a Material Adverse Effect. There are no pending claims or charges brought by the Company or Elmwood against any person with respect to the use of any Listed Intellectual Property or the enforcement of any of the Company’s or Elmwood’s rights relating to the Listed Intellectual Property.

5.13 Insurance. Schedule 5.13 sets forth a list of all policies of fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company and Elmwood, respectively (the “Insurance Policies’). To the Knowledge of the Company and Elmwood, all of the Insurance Policies are in full force and effect and neither the Company nor Elmwood is in default in any material respect with regard to their obligations under any of the Insurance Policies. Since the respective dates of the Insurance Policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Company or Elmwood. Schedule 5.13 sets forth a list of all pending claims for amounts in excess of $10,000 with respect to the Insurance Policies, except routine worker’s compensation claims and claims for benefits under health Insurance Policies. Except as set forth on Schedule 5.13, neither the Company nor Elmwood has any self-insurance or co-insurance programs. All premiums due and payable under the Insurance Policies have been fully paid.

5.14 Labor Relations. Since February 2001, and to the Knowledge of the Company and Elmwood prior to such date, neither the Company nor Elmwood has experienced (nor, to the Knowledge of the Company and Elmwood, has there been threatened) any labor dispute, strike, slowdown or work stoppage.

5.15 Permits; Compliance With Law. The Company and Elmwood hold and are in material compliance with all Permits and are in compliance with all requirements of Law. A list of all Permits is set forth on Schedule 5.15. The representations and warranties set forth in this Section 5.15 do not apply to compliance with Environmental. Health and Safety Laws (including holding of or compliance with any Permits required under such Laws), which matters are covered under Section 5.20.

5.16 Litigation. Schedule 5.16 sets forth a list of all actions, suits, claims or proceedings that are pending or, to the Knowledge of the Company and Elmwood, threatened against or involving the Company or Elmwood, any of their assets or properties or any of their directors, officers or employees (in their capacities as such), by or before any Authority. There are no outstanding orders, judgments, injunctions, stipulations, awards or decrees of any Authority against the Company or Elmwood, or any of their assets or properties.

5.17 List of Accounts. Schedule 5.17 contains a list of all bank and securities accounts, and all safe deposit boxes, maintained by the Company and a listing of the persons authorized to draw thereon or make withdrawals therefrom or, in the case of safe deposit boxes, with access thereto.

5.18	Employee Benefit Plans: ERISA.

(a) Except as set forth on Schedule 5.18, neither the Company nor Elmwood maintains, contributes to, or has any obligation to make contributions to, or has any other liability with respect to any employee benefit plan (an ‘ERISA Plan’) within the meaning of Section 3(3) of ERISA, or any other retirement, profit sharing, stock option, stock bonus or deferred compensation, severance, sick leave or other material plan or arrangement providing compensation or benefits to current or former employees, officers or directors, in each case whether or not terminated, of the Company or Elmwood (a “Non-ERISA Plan”). All such ERISA Plans and Non-ERISA Plans (collectively “Benefit Plans”) are listed on Schedule 5.18 and, except as set forth on Schedule 5.18, have been maintained and operated in all material respects in accordance with all Laws applicable to such plans and the terms and conditions of the respective plan documents.

(b) The IRS has issued a favorable determination letter with respect to each ERISA Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code. No ERISA Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No ERISA Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), nor has the Company or Elmwood or an entity which Elmwood or the Company is or was required to be aggregated pursuant to Sections 414(b), 414(c) or 414 (m) of the Code (each such entity an ERISA Affiliate’) contributed to, or been obligated to contribute to, any plan subject to Section 412 of the Code, any Multiemployer Plan, any Multiple Employer Plan or any plan providing life, health, medical or other welfare coverage as required by Section 4980(B) of the Code or by applicable state insurance Laws. Except as set forth on Schedule 5.18, and except for continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance Laws, no Benefit Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

(c) All contributions (including all employer contributions and employee salary reduction contributions, if any) that are due have been made within the time period prescribed by ERISA to each ERISA Plan that is an Employee Pension Benefit Plan.

(d) Neither the Company, Elmwood nor any trustee or administrator of any such ERISA Plan has engaged in any transaction with respect to such ERISA Plan that would subject the Company or Elmwood to either a material civil penalty assessed pursuant Section 502(i) of ERISA or a material Tax or penalty on prohibited transactions imposed by Section 4975 of the Code. No actions, suits or claims with respect to the assets of any such ERISA Plan (other than routine claims for benefits) are pending or, to the Knowledge of the Company and Elmwood, threatened.

(e) The Company and Elmwood have incurred no liability to the PBGC or otherwise under Title IV of ERISA (including any withdrawal liability as defined in Section 4201 of ERISA or under the Code with respect to any ERISA Plan that is an Employee Pension Benefit Plan or under COBRA with respect to any ERISA Plan that is an Employee Welfare Benefit Plan).

(f) No plan, agreement or arrangement in effect prior to or at the Closing Time will cause (or is reasonable likely to cause) any current or former service provider of the Company or of Elmwood to be subject to a penalty tax under Section 409A of the Code.

5.19 Tax Matters.

(a) Except as set forth on Schedule 5.19(a), the Company and Elmwood have filed all Returns that they were required to file. All such returns were correct and complete in all material respects. All taxes due and owing by the Company and Elmwood (whether or not shown on any Return) have been paid. Neither the Company nor Elmwood is currently the beneficiary of any extension of time within which to file any Return.

(b) Except as set forth on Schedule 5.19(b), there is no claim or assessment pending or, to the Knowledge of the Company and Elmwood, threatened against the Company or Elmwood for any alleged deficiency in taxes. There is no lien for Taxes (other than for Taxes not yet due and payable) upon any of the assets of the Company or Elmwood.

(c) Except as set forth on Schedule 5.19(c), neither the Company nor Elmwood has (i) executed a waiver or consent extending any statute of limitations for the assessment or collection of any Taxes that remain outstanding, (ii) applied for a ruling relative to Taxes, or (iii) entered into a closing agreement with any Tax Authority.

(d) Except as set forth on Schedule 5.19(d), none of the Returns of the Company or Elmwood filed with respect to Tax years beginning on or after January 1, 2000 has been audited or, to the Knowledge of the Company and Elmwood, is currently being examined by the IRS or relevant tax Authorities. Except as set forth on Schedule 5.19(d), there are no examinations or other administrative or court proceedings relating to taxes in progress or pending with respect to which the Company or Elmwood has received notice.

(e) Neither the Company nor Elmwood has any liability for the taxes of any Person (other than the Company or Elmwood), whether under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither the Company nor Elmwood is a party to any tax allocation or tax sharing agreement.

(f) Neither the Company nor film wood will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for any period prior to the Closing Date;

(ii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502;

(iii) installment sale or open transaction disposition made on or prior to the Closing Date; or

(iv) prepaid amount received on or prior to the Closing Date.

5.20 Environmental, Health and Safety Matters. Except as disclosed on Schedule 5.20:

(a) The Company and Elm wood are in compliance with all Environmental, Health and Safety Laws. The Company and Elmwood hold and are in compliance with all Permits required to be held by it under Environmental, Health and Safety Laws. A list of all such Permits held by the Company and Elmwood is set forth on Schedule 5.20.

(b) Neither the Company nor Elmwood has received notice from any Authority, or to the Knowledge of the Company or Elmwood, from any other third Party, that the Company has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (the ‘National Priorities List”).

(c) To the Knowledge of the Company and Elmwood, no off-site location at which the Company or Elmwood has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list.

(d) To the Knowledge of the Company and Elmwood, there has been no material release of any Materials of Environmental Concern at or from any facility presently operated by the Company or Elmwood.

(e) To the Knowledge of the Company and Elmwood, no underground storage tanks are located on the Leased Property that contain or previously contained any Materials of Environmental Concern.

(f) This Section 5.20 contains the sole and exclusive representations and warranties of the Company and Elmwood with respect to any environmental, health and safety matters regarding the Company or Elmwood, including any arising under any Environmental, Health and Safety Laws.

5.21 Material Contracts. Schedule 5.21 sets forth a list of all Material Contracts, categorized by the criteria set forth in the definition of Material Contracts in Section 1.1. Except as set forth on Schedule 5.21, (a) each Material Contract is a valid and binding obligation of the Company or Elmwood, enforceable against the Company or Elmwood, as applicable, in accordance with its terms (except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity), (b) neither the Company, Elmwood nor, to the Knowledge of the Company and Elmwood, any other party to any Material Contract is in material breach or material default under any Material Contract, which breach or default would reasonably be expected to have a Material Adverse Effect, (c) neither the Company, Elmwood nor, to the Knowledge of the Company and Elmwood, any other party to such Material Contract has repudiated any provision of the Material Contract, and (d) neither the Company nor Elmwood is disputing and, to the Knowledge of the Company and Elmwood, no other party to such Material Contract is disputing, and there are no forbearance programs in effect with respect to, any material provision of any Material Contract. Except as set forth on Schedule 5.21, neither the Company nor Elmwood is a party to any material oral contract or agreement. Seller has provided Purchaser with true and complete copies of each Material Contract.

5.22 Transactions With Affiliates. Except as set forth on Schedule 5.22 and except for (a) normal advances to employees consistent with past practice, (b) payment of compensation for employment to employees consistent with past practice, and (c) participation in the Benefit Plans by employees, during the one year preceding the date of this Agreement, neither the Company nor Elmwood has purchased, acquired or leased any property, goods or services from, or sold, transferred or leased any property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting or similar agreement with any officer, director or stockholder or Affiliate of the Company or of Elmwood. Except as set forth on Schedule 5.22, no officer, director, stockholder or Affiliate of the Company or Elmwood is indebted to the Company or Elmwood for money borrowed or other loans or advances, and neither the Company nor Elmwood is indebted to any such Person for money borrowed or other loans or advances (except for normal advances to employees in the Ordinary Course of Business aggregating less than $6,000 at Closing).

5.23 Absence of Changes. Except as otherwise contemplated by this Agreement or disclosed on Schedule 5.23, since the date of the Most Recent Balance Sheet the Company and Elmwood have conducted their business and all operations only in the Ordinary Course of Business and there has not been any Material Adverse Change with respect to the Company or Elmwood.

5.24 Brokers. Except for BB&T Capital Markets, a division of Scott & Stringfellow Inc., neither the Seller, the Company nor Elmwood has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement.

5.25 Customers and Carriers. Schedule 5.25 sets forth a complete and accurate list of the names and addresses of the Company’s and Elmwood’s (i) ten largest customers, showing the approximate total revenues in dollars derived from each such customer for each of the years ended December 31, 2005 and December 31, 2006; and (ii) ten largest carriers, showing the approximate total purchases in dollars by the Company and Elmwood from each such carrier for each of the years ended December 31, 2005 and December 31, 2006. Since December 31, 2006, there has been no Material Adverse Change in the business relationship of Seller, the Company or Elmwood with any customer or carrier named on Schedule 5.25. Since December 31, 2006, except as set forth on Schedule 5.25, to their Knowledge, neither Seller, the Company nor Elmwood has received any communication from any customer or carrier named on Schedule 5.25 of any intention to terminate or materially reduce purchases from or services to the Company or Elmwood.

5.26 Adequacy of Assets. The Company and Elmwood have possession of, and right to use, all of the material tangible and intangible, real and personal property assets required for the conduct of their businesses as presently conducted.

5.27 Minute Books. The minute books of the Company and Elmwood contain, in all material respects, true and correct records of meetings of their respective shareholders, boards of directors and any committees of the boards of directors.

5.28 Billing Practices. The Company and Elmwood consistently invoice and bill all carriers applying its commission rate to appropriate categories of carrier invoice fees in accordance with applicable contractual requirements. Except as set forth on Schedule 5.28, since January 1, 2006, no carrier has made a claim that the Company or Elmwood has invoiced or billed such carrier applying its commission rate to categories of carrier invoice fees incorrectly or in conflict with contractual requirements. Any such claims set forth on Schedule 5.28 have been resolved.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE SELLER

To induce the Purchaser to enter into this Agreement, and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser as follows:

6.1 Authority; Authorization; Capacity. The Seller has the corporate capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated by this Agreement.

6.2 Enforceability. This Agreement is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with the terms hereof, except as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors’ rights generally and by general principles of equity.

6.3 Ownership of Shares. The Seller holds of record, owns beneficially and has good title to the Shares, free and clear of Liens, claims, demands and restrictions on transfer (other than any restrictions under the Securities Act and applicable state securities Laws).

6.4 Noncontravention. Except for (a) notices, consents or approvals required under agreements or commitments evidencing, or entered into by the Company or Elmwood in connection with Indebtedness of the Company or Elmwood to be paid and discharged at Closing pursuant to Section 3.2 and (b) as set forth on Schedule 6.4, neither the execution, delivery or performance by the Seller of this Agreement, nor the consummation by the Seller of the transactions contemplated hereby, nor compliance by the Seller with any of the provisions hereof will (i) violate any Law, writ, injunction or decree of any Authority, in each case applicable to the Seller or (ii) with or without the passage of time or the giving of notice or both, result in the breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Seller pursuant to, any instrument or agreement to which the Seller is a party or by which the Seller or its properties may be bound or affected, except (in the case of clauses (i) and (ii)) where the violation, conflict, breach or default would not reasonably be expected to have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

6.5 Governmental Approvals, Except as set forth on Schedule 6.5, no filing by the Seller with, and no permit, authorization, consent or approval of or with respect to the Seller, of any Authority is necessary for the consummation by the Seller of the transactions contemplated hereby.

6.6 Taxes.

(a) Except as set forth on Schedule 6.6, the affiliated group or combined group of which the Company and Elmwood are members has filed all material Returns that were required to be filed for each taxable period during which the Company and Elmwood were members. All such Returns were correct and complete in all material respects. All material Income Taxes owed by any affiliated group or combined group of which the Company and Elmwood are members (whether or not shown on any Return), have been paid. Seller has delivered to Purchaser correct and complete copies of all federal income tax returns that include the Company and Elmwood for all taxable years since the taxable year ending in 2003.

(b) Except as set forth on Schedule 6.6, there is no claim or assessment pending or, to the knowledge of the Seller, threatened against the Seller or the Seller’s affiliated group or combined group for any deficiency in Taxes; provided, however, that this representation shall be limited in each case to claims or assessments with respect to a consolidated return or combined return on which the Company or Elmwood was included.

(c) Except as set forth on Schedule 6.6, the Seller has not (i) executed a waiver or consent extending any statute of limitations for the assessment of any taxes that remain outstanding, (ii) applied for a ruling relating to taxes, or (iii) entered into a closing agreement with any Tax Authority; provided, however, that this representation shall be limited in each case to actions with respect to a consolidated return or combined return on which the Company or Elm wood was included.

(d) Except as set forth on Schedule 6.6, none of the Returns of the Seller has been audited or, to the knowledge of the Seller, is currently being examined by the IRS or relevant Tax Authorities, and there are no examinations or other administrative or court proceedings relating to taxes in progress or pending with respect to which the Seller has received written notice; provided, however, that this representation shall be limited in each case to consolidated returns or combined returns on which the Company or Elmwood was included.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent:

(a) The representations and warranties set forth in Articles V and VI shall be true and correct at and as of the Closing Date (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect (determined without giving duplicative effect to any “materiality” or “Material Adverse Effect”‘ limitation contained therein).

(b) The Company, Elmwood and the Seller shall have performed and complied in all material respects with all of the other agreements, covenants and obligations required under this Agreement to be performed or complied with by such Person prior to or at the Closing.

(c) The Seller shall have delivered to the Purchaser a certificate certifying that the conditions specified in Sections 7.1(a) and (b) (insofar as they are to be performed by the Company or Elmwood) have been fulfilled.

(d) There shall be in force no injunction, judgment, order, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

(e) The Company and Elmwood shall have delivered to the Purchaser such resignations of the officers and directors of the Company and Elmwood as the Purchaser may request.

(f) All of the Required Consents shall have been obtained.

(g) Seller shall have delivered the signed Escrow Agreement.

(h) Seller shall have delivered the signed Non-Compete Agreement attached hereto as Exhibit B.

(i) Seller shall have delivered to Purchaser evidence that Peter M. Jones and Terry A. Rice are no longer authorized to take any action with respect to the Company’s and Elmwood’s bank accounts.

(j) Seller shall have caused legal counsel to Seller to have executed and delivered to Purchaser a legal opinion in substantially the form attached hereto as Exhibit C.

(k) The Seller and the Company shall have delivered to the Purchaser such other documents as the Purchaser may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

7.2 Conditions to Obligations of the Seller, the Company and Elmwood. The obligations of the Seller, the Company and Elmwood to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of each and every one of the following conditions precedent:

(a) The representations and warranties of the Purchaser set forth in Article IV shall be true and correct at and as of the Closing Date (other than those representations and warranties that address matters as of particular dates which shall be true and correct at and as of such particular dates), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect (determined without giving duplicative effect to any “materiality” or “Material Adverse Effect” limitation contained therein).

(b) The Purchaser shall have performed and complied in all material respects with all of the agreements, covenants and obligations required under this Agreement to be performed or complied with by it prior to or at the Closing.

(c) The Purchaser shall have delivered to the Seller, the Company and Elmwood a certificate, executed by a duly authorized officer of the Purchaser in his or her capacity as such, certifying that the conditions specified in Sections 7.2(a) and (b) have been fulfilled.

(d) There shall be in force no injunction, judgment, order, decree or ruling by or before any Authority of competent jurisdiction restraining, enjoining, prohibiting, invalidating or otherwise preventing the consummation of the transactions contemplated hereby.

(e) The Purchaser shall have delivered the signed Escrow Agreement.

(f) The Purchaser shall have delivered to the Seller such other documents as the Seller may reasonably request for the purpose of facilitating the consummation or performance of any of the transactions contemplated by this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1 Further Assurances. The parties hereto shall deliver any and all other instruments or documents required to be delivered pursuant to, or necessary or proper in order to give effect to, all of the terms and provisions of this Agreement.

8.2 Publicity. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance written approval thereof by the Purchaser and the Seller and, prior to Closing, the Company and Elmwood (which, after the Closing, shall not be unreasonably withheld, conditioned or delayed). The Purchaser and the Seller agree to cooperate in issuing any press release or other public announcement concerning this Agreement or the transactions contemplated hereby. The Purchaser and the Seller shall each furnish to the other drafts of all such press releases or announcements prior to their release. Nothing contained in this Section 8.2 shall prevent any party from (a) at any time furnishing any information to any Authority or from making any disclosures required under the Securities Exchange Act or under the rules and regulations of any national securities exchange on which such party’s shares of capital stock are listed, (b) placing (or permitting such party’s representatives to place) a “tombstone” advertisement in any publication or in any marketing or promotional materials or (c) furnishing any information concerning the transactions contemplated hereby to such party’s officers, directors, shareholders, partners, Affiliates or representatives (subject at all times to the Confidentiality Agreement).

8.3 Business Records. The Purchaser acknowledges that the business records of the Company and Elmwood relating to its operations prior to Closing will be acquired by the Purchaser in connection with the consummation of the transactions contemplated hereby, and that the Seller may from time to time require access to or copies of such records. The Purchaser agrees that upon reasonable prior notice from the Seller, it will, during normal business hours, provide or cause to be provided to the Seller access to or copies of such records. The Purchaser agrees that it will not (and will cause each of its Affiliates, including the Company not to), within six years after the Closing Date, destroy any material business records of the Company or Elmwood prepared prior to the Closing without first notifying the Seller and affording the Seller the opportunity to remove or copy such records. For purposes of the preceding sentence, any notice from the Purchaser delivered in accordance with this Section 8.3 shall be deemed to be adequate notice if not responded to in writing by the Seller within 90 days.

8.4 Tax Covenants.

(a) The Seller shall join with the Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law) (collectively, the “Section 338(h)(10) Election’) with respect to the purchase and sale of the Shares. At the Closing, the Purchaser shall deliver to the Seller for execution a Form 8023 and any similar form under state or local law, and any schedules or attachments thereto (collectively, the “Section 338 Forms”). Within 10 days of receipt of the Section 338 Forms, the Seller shall duly and promptly execute such Section 338 Forms and shall deliver them to the Purchaser. The Purchaser shall timely file such executed Section 338 Forms and shall deliver copies of them to the Seller. The Seller and the Purchaser shall file all Tax Returns (including amended returns and claims for refund) in a manner consistent with such Section 338 Forms.

(b) The Purchaser and the Seller shall cooperate as provided herein to determine the “aggregate deemed sales price” in accordance with Treasury Regulations Section 1.338-4 (“ADSP”) and the allocation of the ADSP among the assets of the Company and Elmwood in accordance with Treasury Regulations Sections 1.338-6 and 1.338-7. This allocation shall apply for all purposes (including tax and financial accounting). Within 10 days after the final determination of the Closing Net Working Capital, Closing Cash and Closing Indebtedness, the Purchaser shall initially determine and send written notice to the Seller of the ADSP and its allocation to the assets of the Company and Elmwood. The Seller will be deemed to have accepted the Purchaser’s calculation of the ADSP and its allocation unless it provides written notice of disagreement to the Purchaser within 20 days after receipt of such calculation and allocation. If the Seller provides such notice to the Purchaser, the parties shall attempt in good faith to agree to any disputed items. The Purchaser, the Company, Elmwood, and the Seller shall prepare and file Internal Revenue Service Form 8883, and all tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the allocations determined pursuant to this Section 8.4.

(c) The Seller shall prepare or cause to be prepared and file or cause to be filed all Returns of the Company and Elmwood for all Taxable Periods ending on or prior to the Closing Date that are to be filed after the Closing Date and pay all Taxes and receive all refunds associated with such Returns. The Seller shall prepare such Returns in a manner consistent with the prior practices of the Company and Elmwood and shall provide copies of such Returns to the Purchaser upon filing. Within five Business Days of written demand therefore, the Purchaser shall pay or cause to be paid to the Seller any Taxes shown on such Returns to the extent the amount of said Taxes is included in the calculation of Closing Net Working Capital, if any, Without limiting the foregoing. Seller will pay any Tax attributable to the making of the Section 338(h)(10) election.

(d) The Purchaser shall prepare or cause to be prepared and file or cause to be filed all Returns of the Company and Elmwood for Taxable Periods that begin before the Closing Date and end after the Closing Date and shall pay all Taxes and receive all refunds associated with such Returns. The Purchaser shall prepare such Returns in a manner consistent with the prior practices of the Company and Elmwood and shall provide copies of such Returns to the Seller for review and comment at least 20 days prior to their filing. The Seller shall pay to the Purchaser with respect to each such Return an amount equal to the portion of such taxes that relates to the portion of the taxable period ending on the Closing Date, but only to the extent the amount of such taxes are not included in the calculation of Closing Net Working Capital. For purposes of the preceding sentence, the portion of such Taxes that relates to the portion of the taxable period ending on the Closing Date shall (i) in the case of any Taxes other than Income Taxes, be deemed to be the amount of such tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Income Tax, be deemed equal to the amount that would be payable if the relevant taxable period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practices of the Company and Elmwood.

(e) The Purchaser and the Seller shall reasonably cooperate with each other in connection with the preparation of Returns related to the Company and Elmwood and shall preserve all information, Returns, books, records and documents relating to any liabilities for Taxes for all Pre-Closing Tax Periods or other Taxable Periods ending on or before the Closing Date until the later of the expiration of all applicable statutes of limitation and any applicable extensions thereof, or a final determination with respect to Taxes for such period and shall not destroy or otherwise dispose of any record relating to such Taxable Periods without first providing the other party a reasonable opportunity to review and copy the same.

(f) The Purchaser shall notify the Seller in writing within 20 days after receipt by the Purchaser or the Company or Elmwood of any official inquiry, examination, audit or proceeding (“Audit”) regarding any Return or Taxable Period with respect to which the Seller or any of its Affiliates (other than the Company or Elmwood) may have additional Tax liability or a right to a refund. The Seller shall have the right to exercise, at its own expense including the payment of any tax found to be due and owing, control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Taxable Period that ends on or before the Closing Date. The Purchaser shall cooperate with the Seller, as reasonably requested by the Seller, in any such Audit.

(g) The Purchaser shall have the right, at its own expense, to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any Audit regarding any Return other than as described in Section 8.4(f) above (including the right to settle or otherwise terminate any contest with respect thereto); provided, however, that in the case of any Return for a period beginning before the Closing Date and for which the Seller or any of its Affiliates has any potential liability with respect thereto, the Purchaser shall settle any issue (if such settlement could result in a required indemnification payment by the Seller under Article IX) only with the prior written consent of the Seller (which consent shall not be unreasonably withheld).

(h) The Purchaser shall be liable for and shall pay (and shall indemnify and hold harmless the Seller and its Affiliates from and against all Damages relating to) all sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes (other than Income

Taxes) or governmental charges (together with any interest or penalty, addition to tax or additional amount imposed) as levied by any lax Authority in connection with the transactions contemplated by this Agreement.

(i) The Seller shall notify the Purchaser in writing within 20 days after receipt by the Seller of any Audit regarding any Return or Taxable Period with respect to which the Purchaser, the Company or Elmwood may have additional Tax liability. The Purchaser and its counsel shall have the right to participate in any such Audit to the extent that it is reasonably likely that Purchaser, the Company or Elmwood would be required to satisfy any liability established in such Audit, and Seller shall provide Purchaser with timely information regarding all notices or proceedings in such Audit and shall reasonably cooperate with Purchaser in resolving any such Audit.

8.5 Investigation; No Reliance by the Purchaser. The Purchaser acknowledges that it and its representatives have undertaken an independent investigation and verification of the business, assets, operations, financial condition and prospects of the Company and Elmwood. In connection with such investigation, the Purchaser and its representatives have received from or on behalf of the Seller, the Company, and Elmwood certain estimates, forecasts, plans and financial projections (“Forward-Looking Statements”), and the Purchaser acknowledges that (a) there are uncertainties inherent in making Forward-Looking Statements and (b) it is familiar with such uncertainties and it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Forward-Looking Statements so furnished to it and its representatives (including the reasonableness of the assumptions underlying Forward-Looking Statements where such assumptions are explicitly disclosed). None of the Seller, the Company, Elmwood, nor any other Person will have or be subject to any liability to the Purchaser, or any other Person resulting from the distribution to the Purchaser, or its use of, Forward-Looking Statements.

8.6 Exculpation and Indemnification of Directors and Officers; Insurance. From and after the Closing Date, the Purchaser shall, and shall cause the Company and Elmwood, to fulfill and honor in all material respects the existing obligations of the Company and Elmwood set forth in the indemnification provisions of the Certificate of Incorporation and Bylaws of the Company and Elmwood as in effect on the Closing Date. This indemnification shall not be applicable with respect to a claim made pursuant to Article VIII. The obligations of the Purchaser under this Section 8.6 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 8.6 applies without the consent of the affected Person (it being expressly agreed that each such Person to whom this Section 8.6 applies shall be a third party beneficiary of this Section 8.6).

8.7 Limitation of Representations and Warranties. Except for the representations and warranties set forth in Article V and in Article VI (including the Schedules), the Seller is not making any other representations or warranties, written or oral, statutory, express or implied, concerning the Shares, the Company, Elmwood or the business, assets or liabilities of the Company or of Elmwood. THE PURCHASER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT NEITHER THE COMPANY, ELM WOOD, NOR THE SELLER HAS MADE, AND THE COMPANY, ELMWOOD, AND THE SELLER HEREBY EXPRESSLY DISCLAIM AND NEGATE, AND THE PURCHASER

HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW. BY STATUTE OR OTHERWISE RELATING TO, AND THE PURCHASER HEREBY EXPRESSLY WAIVES AND RELINQUISHES ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION AGAINST THE COMPANY, ELMWOOD, AND THE SELLER AND THEIR REPRESENTATIVES IN CONNECTION WITH, THE ACCURACY, COMPLETENESS OR MATERIALITY OF ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) HERETOFORE FURNISHED TO THE PURCHASER AND ITS REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY, ELMWOOD, OR THE SELLER.

8.8 Seller Release. EFFECTIVE AS OF THE CLOSING, SELLER ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES, PARTNERS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE PURCHASER, THE COMPANY AND ELMWOOD AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, STOCKHOLDERS, AFFILIATES AND AGENTS (EACH, A RELEASED PARTY) FROM AND AGAINST ALL RELEASED MATTERS. “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS. LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS” FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE: WHATSOEVER, WHETHER BASED ON COMMON LAW OR ON ANY FEDERAL OR STATE STATUTE, RULE, REGULATION, OR OTHER LAW OR RIGHT OF ACTION, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, KNOWN OR UNKNOWN, ACCRUED OR NOT ACCRUED, SUSPECTED OR UNSUSPECTED, FIXED OR CONTINGENT, RAISED OR NOT RAISED (REGARDLESS OF WHETHER SUCH CLAIM COULD BE RAISED), AND WHETHER OR NOT CONCEALED OR HIDDEN, THAT SELLER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, AS A STOCKHOLDER, OFFICER, DIRECTOR, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE COMPANY OR ELMWOOD, ARISING BY VIRTUE OF OR IN ANY MATTER RELATE:!) TO ANY ACTIONS OR INACTIONS WITH RESPECT TO SELLER OR PURCHASER OR SELLER’S AFFAIRS WITH RESPECT TO THE COMPANY AND ELMWOOD OR PURCHASER AT OR BEFORE THE CLOSING DATE; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT ARISING OUT OF THIS AGREEMENT OR THE SUPPLIER AGREEMENT. IT IS THE INTENTION OF THE SELLER IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 8.8 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SELLER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS. SELLER HEREBY REPRESENTS TO PURCHASER, THE COMPANY AND ELMWOOD THAT SELLER HAS NOT VOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SELLER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION BY SELLER. THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 8.8 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 8.8, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.

8.9 Supplier Agreement. The Seller and the Company are parties to that certain Confidential Endorsed Supplier Agreement executed by the parties on April 24, 1998 and May 2, 1998, respectively (the “Supplier Agreement”). As additional consideration for entering into this Agreement, both the Seller and the Company hereby irrevocably waive their rights under Section 19 of the Supplier Agreement to terminate the Supplier Agreement by written notice, without cause, until the seventh anniversary of the date of this Agreement.

ARTICLE IX

REMEDIES FOR BREACH OF THIS AGREEMENT

9.1 Survival. The representations, warranties, covenants, indemnities and obligations contained in this Agreement will be deemed and construed to be continuing representations, warranties, covenants, indemnities and obligations and shall survive the Closing for a period of 15 months after the Closing Date. Notwithstanding the foregoing, the representations and warranties set forth in Section 6.3 (Ownership of Shares) and any claim related to the Photocircuits Bankruptcy Claim shall survive the Closing until the expiration of the applicable statute of limitation.

9.2 Indemnification.

(a) Subject to the terms and conditions set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against all Damages that any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of or in connection with (i) the breach by the Company and/or Elmwood of any of the representations and warranties made by the Company and Elmwood in Article V of this Agreement, (ii) the breach by the Company or Elmwood of any of the Company’s or Elmwood’s covenants contained in this Agreement that are to be performed prior to the Closing, or (iii) the Photocircuits Bankruptcy Complaint.

(b) Subject to the terms and conditions set forth herein, from and after the Closing, the Seller shall indemnify and hold harmless the Purchaser Indemnitees from and against any Damages that any such Purchaser Indemnitee shall suffer, sustain or become subject to, as a result of or in connection with the breach by the Seller of (i) any of the representations and warranties made by the Seller in Article VI of this Agreement, or (ii) any of its covenants contained in this Agreement. Without limiting the foregoing, Seller shall indemnify and hold harmless Purchaser from and against any adverse tax consequences Purchaser may suffer resulting from or relating to any liability of the Company or Elmwood for Taxes of any Person (other than the Company or Elmwood) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

(c) Subject to the terms and conditions set forth herein, from and after the Closing, the Purchaser, the Company and Elmwood, jointly and severally, shall indemnify and hold harmless the Seller Indemnitees from and against all Damages that any such Seller Indemnitee may suffer, sustain or become subject to, as a result of or in connection with (i) the breach by the Purchaser of its representations and warranties contained in Article IV or its covenants contained in this Agreement, or (ii) the breach by the Company or Elmwood of any of its covenants contained in this Agreement that are to be performed after the Closing.

9.3 Third Party Claims.

(a) In the event that any Purchaser Indemnitee desires to make a claim against the Seller or any Seller Indemnitee desires to make a claim against the Purchaser, the Company or Elmwood (such Purchaser Indemnitee or Seller Indemnitee an “Indemnified Party”) under Section 9.2 in connection with any action, suit, proceeding or demand at any time instituted against or made upon the Indemnified Party by any third party for which the Indemnified Party may seek indemnification hereunder (a “Third Party Claim”), such Indemnified Party shall promptly notify in writing (i) in the case of a claim under Section 9.2(a) or 9.2(b) (except with respect to the Photocircuits Bankruptcy Complaint, in which case no notice shall be required), the Seller, or (ii) in the case of a claim under Section 9.2(c), the Purchaser (in each case, an ‘Indemnifying Party”) of such Third Party Claim and of the Indemnified Party’s claim of indemnification with respect thereto, provided, however, that the failure to so notify shall not relieve the Indemnifying Party(ies) of their obligations hereunder, except to the extent that the Indemnifying Party(ies) are materially prejudiced by such failure. The Indemnifying Party(ies) shall have 30 days after receipt of such notice to notify such Indemnified Party if the applicable Indemnifying Party(ies) have elected to assume the defense of such Third Party Claim (except with respect to the Photocircuits Bankruptcy Claim for which Seller has hereby elected to assume defense). If the applicable Indemnifying Party(ies) elect to assume the defense of such Third Party Claim, such Indemnifying Party(ies) shall be entitled at their own expense to conduct and control the defense and settlement of such Third Party Claim through counsel of their own choosing on behalf of the applicable Indemnified Party. If the Indemnifying Party(ies) fail to notify the Indemnified Party, within 30 days after receipt of notice of a Third Party Claim that the applicable Indemnifying Party(ies) have elected to assume the defense of such Third Party Claim, the Indemnified Party shall be entitled to assume the defense of such Third Party Claim at the expense of the applicable Indemnifying Party(ies), provided, however, that the Indemnified Party may not compromise or settle any Third Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

(b) Any compromise, settlement or offer of settlement of any Third Party Claim shall require the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. Unless such consent is obtained, the applicable Indemnifying Party(ies) shall continue the defense of such claim; provided, however, that if any Indemnified Party refuses its consent to a bona fide offer of settlement that the applicable Indemnifying Party(ies) wish to accept and that involves no payment of money by such Indemnified Party, and further involves no limitation on the future operation of the business, assets or property of the Company, and that releases such Indemnified Party from all liability in connection with such claim, the applicable Indemnifying Party(ies) may reassign the defense of such claim to such Indemnified Party, who may then continue to pursue the defense of such matter, free of any participation by the Indemnifying Party(ies), at the sole cost and expense of such Indemnified Party. In such event, the obligation of the applicable Indemnifying Party(ies) with respect thereto shall not exceed the amount of the offer of settlement that such Indemnified Party refused to accept plus the costs and expenses of such Indemnified Party prior to the date such Indemnifying Party(ies) notified such Purchaser Indemnitee of the offer of settlement.

(c) If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim.

9.4 Limitations on Indemnification.

(a) Subject to Section 9.4(b)-(h):

(i) Except for a breach of Section 5.28 and claims related to the Photocircuits Bankruptcy Complaint, no claim for indemnification under Section 9.2(a) or (b) shall be made by any Purchaser Indemnitee with respect to any breach resulting in an individual item of Damages, or related items of Damages arising out of substantially similar facts and circumstances, unless and until the amount of such Damages suffered by the Company and/or the Purchaser exceeds $5,000, at which point a claim can be made for the entire amount of such Damages; and

(ii) Except for a breach of Section 5.28 and claims related to the Photocircuits Bankruptcy Complaint, no claim for indemnification under Section 9.2(a) or (b) shall be made by any Purchaser Indemnitee unless and until the aggregate amount of all Damages for which Purchaser Indemnitees are otherwise entitled under this Article IX exceeds $100,000 (the “Aggregate Deductible”), and then only to the extent the aggregate amount of all such Damages exceeds the Aggregate Deductible.

(b) Except with respect to intentional and knowing acts of fraud or a breach of Section 6.3 (Ownership of Shares), subject to Sections 9.4(c)-(h), the aggregate amount of all Damages payable by the Seller with respect to all claims for indemnification shall not exceed the Escrow Amount. With respect to a breach of Section 6.3 (Ownership of Shares), in no event shall the aggregate amount of all Damages payable by the Seller with respect to claims for indemnification exceed the Aggregate Purchase Price.

(c) No Person shall be liable for any claim for indemnification hereunder unless written notice of a claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought with respect to any such breach before the applicable Survival Date (in which case such indemnification obligation shall survive the time at which it would otherwise terminate pursuant to this Article IX regardless of when any Damages in respect thereof may actually be incurred). All notices given pursuant hereto shall set forth with reasonable specificity the basis for such claim for indemnification.

(d) Notwithstanding any provision of this Agreement to the contrary, the Purchaser Indemnitees shall not be entitled to indemnification hereunder for any Damages arising from a breach of any representation or warranty of the Company under Article V hereof, and the amount of any Damages incurred in respect of any such breach shall not be included in the calculation of aggregate Damages subject to the Aggregate Deductible, to the extent that the amount of any liability arising as a result of such breach is taken into account as a current liability, or reserved or accrued, for purposes of determining the Closing Net Working Capital and such amount is included in the calculation of Aggregate Purchase Price (as finally determined pursuant to Section 3.4).

(e) The amount of any Damages subject to indemnification by the Seller hereunder shall be calculated (i) net of any amounts that have been previously recovered or will be received by the Purchaser, the Company, or Elmwood (collectively, the “Purchaser Group”) under insurance policies or other collateral sources (such as contractual indemnities of any Person that are contained outside this Agreement), and (ii) net of any tax Benefit actually realized by the Purchaser Group in its tax Return for the year in which the Damages were realized or in its tax Returns for the two subsequent years after the incurrence or payment of any such Damages. For purposes hereof, “Tax Benefit” shall mean any refund of taxes actually paid or actual reduction in the amount of taxes which otherwise would have been paid. To the extent that a Tax Benefit could give rise to a refund of taxes, the Indemnitee shall take all reasonable steps to claim such a refund.

(f) Except as provided in the next sentence, the Purchaser shall have no affirmative duty to mitigate any Damage. However, in the event that Purchaser reasonably believes that it could successfully offset a Damage through the pursuit of an insurance claim and reasonably determines that it would not be required to expend undue effort or more than $5,000 to pursue such claim, Purchaser will use commercially reasonable efforts to recover under applicable insurance policies in order to mitigate a Damage.

(g) Notwithstanding anything to the contrary elsewhere in this Agreement, no party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, any multiple of earnings or diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (provided that such limitation shall not limit Purchaser’s right to seek indemnification for its payment of third party consequential, incidental, indirect, special or punitive damages).

(h) Any indemnification payments made by the Purchaser, the Company or the Seller pursuant to this Article IX shall be treated by all parties as an adjustment to the Aggregate Purchase Price hereunder.

9.5 Limitation of Remedies. The rights of the parties for indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article IX and, subject to the last sentence hereof, such indemnification rights shall be the exclusive remedies of the parties subsequent to the Closing Date with respect to any matter in any way relating to this Agreement or arising in connection herewith. To the maximum extent permitted by Law, the Purchaser, the Company and Elmwood hereby waive and shall cause their respective Affiliates to waive all other rights and remedies with respect to any such matter, whether under any Laws (including any right or remedy under CERCLA or any other Environmental, Health and Safety Law), at common law or otherwise. Except as provided by this Article IX, no claim, action or remedy shall be brought or maintained subsequent to the Closing Date by the Purchaser, the Company, Elmwood or their respective Affiliates, successors or permitted assigns against the Seller, and no recourse shall be brought or granted against the Seller, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in, or breach of, any of the representations, warranties or covenants of the Seller set forth or contained in this Agreement; provided, however, that nothing in this Agreement shall be deemed to prevent or restrict the bringing or maintenance of any such claim or action, or the granting of any such remedy, to the extent that the same shall have been the result of intentional and knowing fraud by any such Person (and in the event of such intentional and knowing fraud, recourse shall only extend to those Persons committing such fraud).

ARTICLE X

MISCELLANEOUS

10.1 Notices. All notices, demands and other communications hereunder shall be in writing or by facsimile, and shall be deemed to have been duly given if delivered personally or by overnight courier or if mailed by certified mail, return receipt requested, postage prepaid, or sent by facsimile (if a facsimile number is set forth below) or electronic mail, as follows:

If to the Seller:

76 Rock Spring Road C-l

Stamford, Connecticut 06906

Attention: Peter Jones, CEO

E-Mail: pjones@primeadvantage.com

with a required copy sent contemporaneously to:

Olympus Partners

Metro Center

One Station Place

Stamford, Connecticut 06902

Attention: David Cardenas

Fax: 203-353-5910

E-Mail: dcardenas@olympuspartners.com

and

Faegre & Benson LLP

3200 Wells Fargo Center

1700 Lincoln Street

Denver, Colorado 80203-4532

Attention: Karen L. Barsch, Esq.

Fax: 303-607-3600

E-Mail: kbarsch@faegre.com

If to the Purchaser, or to the Company or Elmwood to:

Newgistics, Inc.

2700 Via Fortuna

Austin, Texas 78746

Attention: Chief Financial Officer

Fax: 512-225-601

E-Mail: mtwomey@ncwgistics.com

with a required copy sent contemporaneously to:

DLA Piper US LLP

1221 S. MoPac Expressway, Suite 400

Austin, Texas 78746

Attention: Samer M. Zabaneh, Esq.

Fax: 512-457-7001

E-mail: samer.zabaneh@dlapiper.com

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five days after being mailed as described above, (d) if sent by facsimile, when dispatched if the transmission is confirmed, or (e) if sent by electronic mail, when dispatched provided that receipt is confirmed electronically.

10.2 Entire Agreement. This Agreement and the Confidentiality Agreement, dated September 27, 2006, by and among the Purchaser, the Company and the Seller (the “Confidentiality Agreement”), constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersede all prior agreements, understandings, negotiations and discussions, both written and oral, among the parties hereto with respect thereto. This Agreement may not be altered or otherwise amended except pursuant to an instrument in writing signed by the parties hereto.

10.3 Amendment and Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller, the Company, Elmwood, and the Purchaser, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.4 Benefits; Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the obligations of any party hereunder shall be assignable or transferable by such party without the prior written consent of the other parties hereto; provided, however, that (i) the Purchaser and, after the Closing, the Company and Elmwood, shall each have the right to assign any of its rights under this Agreement to any of its Affiliates and to any purchaser of a material portion of its assets, so long as such party remains liable for such Affiliate’s or purchaser’s obligations hereunder and (ii) the Purchaser and, after the Closing, the Company and Elmwood, may each assign its rights hereunder for collateral security purposes to any lender or lenders (including any agent for any such lender or lenders) providing financing to the Purchaser Group in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent.

10.5 No Third Party Beneficiary. Except as provided in Section 8.6, nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchaser, the Purchaser Indemnitees, the Seller, the Seller Indemnitees or their respective successors, heirs, personal representatives or permitted assigns, any rights or remedies under or by reason of this Agreement.

10.6 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

10.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, the parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with the preparation, execution and consummation of this Agreement and of the transactions contemplated hereby.

10.8 Counterparts. This Agreement may be executed in any number of counterparts and by the several parties hereto in separate counterparts, each of which shall be deemed to be one and the same instrument.

10.9 Purchaser’s Review.

(a) Assuming the accuracy of the representations and warranties of the Company, Elmwood and Seller set forth in Articles V and VI, the Purchaser acknowledges that it has reviewed and has had access to all documents, records and information that it has desired to review, and has had the opportunity to ask questions, and has received sufficient answers, in connection with its decision to enter into this Agreement, and to consummate the transactions contemplated hereby. In connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the Purchaser has not relied upon, and the Purchaser expressly waives and releases the Seller from any liability for any claims relating to or arising from, any representation, warranty, statement, advice, document, projection, or other information of any type provided by the Seller or its Affiliates or any of its representatives, except for (i) those representations and warranties regarding the Company, Elmwood or the Seller expressly set forth in Articles V and VI and (ii) the authenticity of documents referenced in the Disclosure Schedules, which copies of such documents were provided to Purchaser. In deciding to enter into this Agreement, and to consummate the transactions contemplated hereby, the Purchaser has relied solely upon its own knowledge, investigation, judgment and analysis

(and that of its attorneys, accountants, consultants and representatives) and not on any disclosure or representation made by, or any duty to disclose on the part of, the Seller, the Company, Elmwood, their Affiliates or any of their representatives, other than (i) the representations and warranties regarding the Company, Elmwood, or the Seller set forth in Articles V and VI and (ii) the authenticity of documents referenced in the Disclosure Schedules, which copies of such documents were provided to Purchaser.

(b) Any and all duties and obligations that any party hereto may have to any other party hereto with respect to or in connection with the Shares, this Agreement or the transactions contemplated hereby are limited to those specifically set forth in this Agreement. Neither the duties nor obligations of any party hereto nor the rights of any party hereto, shall be expanded beyond the terms of this Agreement on the basis of any legal or equitable principle or on any other basis whatsoever. Neither any equitable or legal principle nor any implied obligation of good faith or fair dealing nor any other matter requires any party hereto to incur, suffer or perform any act, condition or obligation contrary to the terms of this Agreement, whether or not existing and whether foreseeable or unforeseeable. Each of the parties hereto acknowledges that it would be unfair, and that it does not intend, to increase any of the obligations of any other party under this Agreement on the basis of any implied obligation or otherwise.

10.10 Remedies Cumulative. Except as otherwise set forth herein, no remedy made available by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to ever other remedy given hereunder or now or hereafter existing at law or in equity.

10.11 Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE. WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT SUCH PARTY MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

10.12 Fulfillment of Obligations. Any obligation of any party to this Agreement to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

PURCHASER:

NEWGISTICS, INC., a Delaware corporation

By:	/s/ William J. Razzouk

Name:	William J. Razzouk
Title:	President and Chief Executive Officer

COMPANY:

LOGISTICS MANAGEMENT, INC., a Massachusetts corporation

By:	/s/ Peter Jones

Name:	Peter Jones
Title:	President

ELMWOOD:
ELMWOOD TRANSPORTATION SERVICES, INC. a Massachusetts corporation

By:	/s/ Peter Jones

Name:	Peter Jones
Title:	President

SELLER:
PRIME ADVANTAGE CORPORATION, a Delaware corporation

By:	/s/ Peter Jones

Name:	Peter Jones
Title:	Chief Executive Officer

Signature Page to the Stock Purchase Agreement

EXHIBIT A

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is entered into as of March 9, 2007, by and among Newgistics, Inc., a Delaware corporation (“Newgistics”), Wells Fargo Bank, National Association, as Escrow Agent (“Escrow Agent”), and Prime Advantage Corporation, a Delaware corporation (“Prime”).

RECITALS

A. Newgistics, Logistic Management, Inc., a Massachusetts corporation (“LMI”), Elmwood Transportation Services, Inc, a Massachusetts corporation. (“Elmwood”), and Prime have entered into a Stock Purchase Agreement dated as of March 9, 2007 (the “Purchase Agreement”), which provides for the acquisition by Newgistics of all of the issued and outstanding capital stock of LMI and Elmwood from Prime. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Purchase Agreement.

B. Section 2.1 of the Purchase Agreement provides that at the Closing, Newgistics will withhold and deposit into escrow $1,950,000 of the Aggregate Purchase Price payable to Prime pursuant to the Purchase Agreement (the “Escrow Amount”), to serve as a fund for payment of certain indemnification obligations under the Purchase Agreement.

C. In order to provide for the establishment and disbursement of the Escrow Amount contemplated by the Purchase Agreement, the parties to this Agreement have agreed to authorize the Escrow Agent to perform the duties set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

AGREEMENT

Section 1. Agreement to Hold in Escrow. The Escrow Agent agrees to: (a) accept delivery of the Escrow Amount; and (b) hold the Escrow Amount in escrow subject to the terms and conditions of this Agreement.

Section 2. Deposit of Escrow Amounts; Disbursement of Funds; Termination of Escrow.

(a) Newgistics hereby deposits with the Escrow Agent the Escrow Amount to be held in escrow by the Escrow Agent. The Escrow Agent accepts the Escrow Amount and agrees to establish and maintain a separate account in its capacity as Escrow Agent pursuant to the terms of this Agreement. The Escrow Amount, and any income earned with respect thereto, from time to time held by the Escrow Agent pursuant to the terms of this Agreement, is referred to herein as the “Escrow Fund.” The Escrow Fund shall be held, invested, reinvested and disposed of by the Escrow Agent in accordance with the terms and conditions of this Agreement. The Escrow Agent shall keep appropriate records to reflect the current value from time to time of the Escrow Fund, including appropriate adjustments for disbursements and income earned or losses in respect thereof. The Escrow Agent shall not make any payment or distribution of the Escrow Fund except as and in the manner expressly provided by this Agreement.

(b) The Escrow Agent will distribute to Prime, on a quarterly basis, any and all accumulated interest on the Escrow Fund on or before the tenth day of the month following the end of each calendar quarter. Prime shall be required to prepare and file any and all income or other tax returns applicable to the earnings on the Escrow Fund with the IRS and all required state and local departments of revenue in all years income is earned in any particular tax year to the extent required under the provisions of the Code. Any taxes payable on income earned from the investment of any sums held in the Escrow Fund shall be paid by Prime, whether or not the income was distributed by the Escrow Agent during any particular year, to the extent required under the provisions of the Code. The Escrow Agent shall have no responsibility for the preparation and/or filing of any tax return or the payment of any taxes on the investment earnings on the Escrow Fund.

(c) Except as expressly provided herein, no party shall have (i) any right, title or interest in or possession of any of the Escrow Fund, (ii) the ability to pledge, convey, hypothecate or grant a security interest in any portion of the Escrow Fund, or (iii) any right to have or to hold any of the Escrow Fund as collateral for any obligation and shall not be able to obtain a security interest in any assets (tangible or intangible) contained in or relating to any of the Escrow Fund.

(d) If Newgistics in good faith determines that it is entitled to indemnification pursuant to the Purchase Agreement, Newgistics has the right to deliver a notice to Prime and the Escrow Agent prior to 5:00 p.m. Central Time on May 8, 2008, in substantially the form attached hereto as Exhibit A (a “Claim Notice”) of such claim (a “Claim”) against the Escrow Fund stating the method of computation of such Claim and the amount thereof and a brief description with reasonable specificity of the facts upon which such Claim is based and a reference to the provision of the Purchase Agreement in respect of which such Claim is being made. Unless it receives a timely Objection Notice from Prime, the Escrow Agent shall disburse to Newgistics out of the Escrow Fund the amount specified in the Claim Notice. In no case shall the Escrow Agent release funds to Newgistics prior to the expiration of the 15 Business days (as defined in Section 8 below) Claim Notice period provided for in subsection (e) below.

(e) Prime shall have the right to dispute any Claim against the Escrow Fund prior to 5:00 p.m. Central Time on the 15th Business day after Escrow Agent’s receipt of a copy of a Claim Notice by delivering to the Escrow Agent and Newgistics written notice in substantially the form attached hereto as Exhibit B (an “Objection Notice”) that it disputes the matter(s) set forth in such Claim Notice either with respect to the validity or the amount of the Claim (or both). The Objection Notice shall include the basis, with reasonable specificity, of Prime’s objection.

(f) Upon timely receipt of an Objection Notice, the Escrow Agent shall take no action with respect to any Claim, except upon receipt of (i) joint written instructions from Newgistics and Prime in substantially the form attached hereto as Exhibit C, or (ii) a final judgment or decree of any court of competent jurisdiction in accordance with the Purchase Agreement (any such instructions or determination, judgment or decree set forth in (i) or (ii)

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above is referred to herein as a “Final Determination”). Upon the Escrow Agent’s receipt of a Final Determination, it shall promptly follow the instructions contained therein.

(g) On May 8, 2008, the Escrow Agent will promptly pay and distribute all remaining amounts in the Escrow Fund to Prime unless any Claims are then pending, in which case an amount equal to the aggregate dollar amount of such pending Claims (as shown in Claim Notices) will be retained by Escrow Agent in the Escrow Fund and the balance of the Escrow Fund shall be paid to Prime.

Section 3. Limitation of the Escrow Agent’s Liability.

(a) The Escrow Agent will incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent will not be responsible for the validity or sufficiency of this Agreement or the Purchase Agreement. In all questions arising under this Agreement or the Purchase Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent will not be liable to anyone. The Escrow Agent will not be required to take any action under this Agreement or the Purchase Agreement involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to it. In no event shall the Escrow Agent be liable, directly or indirectly, for any (i) damages or expenses arising out of the services provided hereunder, other than damages which result from the Escrow Agent’s gross negligence, bad faith or willful misconduct, or (ii) special or consequential damages, even if the Escrow Agent has been advised of the possibility of such damages.

(b) In the event conflicting demands are made or notices are served upon the Escrow Agent with respect to any amounts held in escrow pursuant to this Agreement, the Escrow Agent will have the absolute right, at the Escrow Agent’s election, to do either or both of the following: (i) resign so a successor can be appointed pursuant to Section 6 of this Agreement; or (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves. In the event such interpleader suit is brought, the Escrow Agent will thereby be fully released and discharged from all further obligations imposed upon it under the this Agreement. All costs, expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of the Escrow Agent’s rights under this Section 3 will be treated as Extraordinary Fees (as defined below) for the purposes of Section 5 of this Agreement.

(c) Newgistics and Prime and each of their successors and assigns agree to jointly and severally indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. The indemnification provided by this Section shall survive the resignation or removal of the Escrow Agent and the termination of this Agreement.

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(d) Notwithstanding anything in this Section 3, no indemnity need be paid for any loss, claim, damage, liability or expense finally determined to have been primarily caused by the Escrow Agent’s gross negligence, bad faith or willful misconduct.

Section 4. Investment of Escrow Fund. The Escrow Fund shall be invested by the Escrow Agent in any one or more of the following types or classes of investments at the written direction of Prime (which shall be consented to by Newgistics, which consent shall not be unreasonably withheld) to the Escrow Agent:

(a) United States Government guaranteed securities or obligations with a term of one year or less;

(b) money market accounts or certificates of deposit (one year or less in term) issued by any federally insured bank having a combined capital and surplus of $250 million;

(c) readily marketable securities maturing within one year issued by any state or municipality within the United States of America or any political subdivision, agency or instrumentality thereof, rated AA or better by either Standard and Poor’s Corporation (“S&P”) or Moody’s Investor Services Inc. (“Moody’s”);

(d) readily marketable commercial paper maturing within 180 days, which has the highest credit rating of either S&P or Moody’s; or

(e) any one of the following money market funds, each of which is available through the Escrow Agent:

Wells Fargo Advantage Funds, Cash Investment Money Market Fund;

Wells Fargo Advantage Funds, Prime Investment Money Market Fund;

Wells Fargo Advantage Funds, Government Money Market Fund;

Wells Fargo Advantage Funds, Treasury Plus Institutional Money Market Fund; or

Wells Fargo Advantage Funds, 100% Treasury Money Market Fund.

In the absence of other investment directions, moneys on deposit in the Escrow Fund shall be invested in the Wells Fargo Advantage 100% Treasury Money Market Fund.

Section 5. Expenses. For its services, the Escrow Agent shall be entitled to the fees set forth on Exhibit D. The acceptance fees and escrow agent administration fee (“Administrative Expenses”) shall be paid at the Closing. Newgistics and Prime shall each pay one-half of the Administrative Expenses. Any additional fees and expenses, including without limitation any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Fund or the validity of a Claim or Claims by Newgistics (“Extraordinary Fees”) will be paid one- half by Newgistics and one-half by Prime upon billing by the Escrow Agent. The Escrow Agent shall have, and is hereby granted, a prior lien on the Escrow Fund with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities. The Escrow Agent shall be entitled and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from amounts on deposit in the

4

Escrow Fund. Newgistics shall immediately reimburse Prime for any amount offset against the Escrow Fund to the extent such amount was the obligation of Newgistics under the terms of this Agreement.

Section 6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as such, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving written notice to the parties to this Agreement, specifying not less than 30 days’ prior notice of the date when such resignation will take effect. Newgistics and Prime shall mutually appoint a successor escrow agent prior to the expiration of such 30-day period by giving written notice to the Escrow Agent. The Escrow Agent will promptly transfer all property held by the Escrow Agent pursuant to this Agreement to such designated successor. In the event no successor escrow agent is appointed as described in this Section 6, the Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent.

Section 7. Limitation of Responsibility. The Escrow Agent’s duties are limited to those set forth in this Agreement and the Escrow Agent may rely upon the written notices delivered to the Escrow Agent under this Agreement. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument or document other than this Agreement including, but not limited to the Purchase Agreement; and, the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument or document.

Section 8. Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given, (b) on the day of transmission if sent via facsimile transmission to the facsimile number given below or by electronic mail if sent to the address given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the second business day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service or (d) on the seventh day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed, to the party as follows:

(i)	If to Prime:

76 Rock Spring Road C-1

Stamford, CT 06906

Attention: Peter Jones, CEO

E-Mail: pjones@primeadvantage.com

5

with a copy sent contemporaneously to:

Olympus Partners

Metro Center

One Station Place

Stamford, CT 06902

Attention: David Cardenas

Fax: 203-353-5910

E-Mail: dcardenas@olympuspartners.com

and

Faegre & Benson LLP

3200 Wells Fargo Center

1700 Lincoln Street

Denver, CO 80203-4532

Attention: Karen L. Barsch, Esq.

Fax: 303-607-3600

E-Mail: kbarsch@faegre.com

(ii)	If to Newgistics to:

Newgistics, Inc.

2700 Via Fortuna

Austin, TX 78746

Attention: Chief Financial Officer

Fax: 512-225-601

E-Mail: mtwomey@newgistics.com

with a required copy sent contemporaneously to:

DLA Piper US LLP

1221 S. MoPac Expressway, Suite 400

Austin, TX 78746

Attention: Samer M. Zabaneh, Esq.

Fax: 512-457-7001

E-mail: samer.zabaneh@dlapiper.com

6

(iii)	If to Escrow Agent:

Wells Fargo Bank, N.A.

Corporate Trust and Escrow Services

1700 Lincoln Street, 10th Floor

Denver, Colorado 80203-4500

Attention: Jennifer Petruno

Phone: 303-863-6315

Fax: 303-863-5645

E-mail: Jennifer.Petruno@wellsfargo.com

If the day on which a notice or other communication is deemed given under this Section 8 is not a business day, then such notice or other communication shall instead be deemed given on the next business day. “Business day” means any day other than a Saturday, Sunday, a day that is a statutory holiday under the laws of the State of Delaware or a day on which the office of the Escrow Agent set forth above is authorized or required by law to close.

Section 9. Term. This Agreement shall terminate at such time as all of the amounts contained in the Escrow Fund have been transferred from escrow in accordance with the terms of Section 2.

Section 10. General.

(a) This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof other than the Purchase Agreement and the documents contemplated thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

(b) For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

(c) This Agreement shall be enforceable by, and shall inure to the benefit of and be binding upon, the parties hereto and their respective successors and assigns. As used herein, the term “successors and assigns” shall mean, where the context so permits, heirs, executors, administrators, trustees and successor trustees, and personal and other representatives.

(d) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law. In any action between the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably waives the right to trial by jury; and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with this Agreement.

7

(e) If one or more of the provisions of this Agreement are held to be contrary to the laws that govern this Agreement or the laws of any other competent jurisdiction, the parties hereto agree that the offending provision(s) shall be amended in such a way as may be necessary in order to maintain the contents of such clauses as closely as possible to the contents thereof originally intended by the parties.

(f) This Agreement may be amended with the written consent of the parties hereto, provided, however, that if the Escrow Agent does not agree to an amendment agreed upon by Newgistics and Prime, a successor escrow agent will be appointed in accordance with Section 6 of this Agreement.

[Remainder of page left intentionally blank, signature page follows]

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The parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date and year first written above.

NEWGISTICS, INC.,
a Delaware corporation

By:
William J. Razzouk
President and Chief Executive Officer

PRIME ADVANTAGE CORPORATION, a Delaware corporation

By:
Peter Jones
Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
Name:
Its:

EXHIBIT A

NOTICE OF CLAIM

Wells Fargo Bank, N.A.

Corporate Trust and Escrow Services

1700 Lincoln Street, 10th Floor

Denver, CO 80203-4500

Attention: Jennifer Petruno

Phone: 303-863-6315

Fax: 303-863-5645

Prime Advantage Corporation

76 Rock Spring Road C-1

Stamford, CT 06906

Attention: Peter Jones

RE: Escrow Agreement dated March 9, 2007, by and among Newgistics, Inc. (“Newgistics”), Prime Advantage Corporation (“Prime”), and Wells Fargo Bank, N.A.

Newgistics asserts in good faith that it has suffered losses and incurred expenses for which it is entitled to indemnification under the terms of the Purchase Agreement referred to in this Notice and believes in good faith that it is entitled to payment of $            .

This Claim is based on the following facts:

[Brief description with reasonable specificity of the method of computation of the Claim, the facts upon which the Claim is based and a reference to the provision(s) of the Purchase Agreement in respect of which such Claim shall have occurred.]

NEWGISTICS, INC.

By:
Name:
Title:

EXHIBIT B

OBJECTION NOTICE

Wells Fargo Bank, N.A.

Corporate Trust and Escrow Services

1700 Lincoln Street, 10th Floor

Denver, CO 80203-4500

Attention: Jennifer Petruno

Phone: 303-863-6315

Fax: 303-863-5645

Newgistics, Inc.

2700 Via Fortuna

Austin, TX 78746

Attention: Chief Financial Officer

RE: Escrow Agreement dated March 9, 2007, by and among Newgistics, Inc. (“Newgistics”), Prime Advantage Corporation (“Prime”), and Wells Fargo Bank, N.A.

You are hereby notified that Prime in good faith disputes the Claim for indemnification set out in the Notice of Claim for Indemnity of Newgistics dated                     . The basis of disputing such Claim is:

[Specify the basis of the objection with reasonable specificity.]

PRIME ADVANTAGE CORPORATION

By:
Name:
Title:

EXHIBIT C

JOINT INSTRUCTIONS FOR DISPUTE RESOLUTION

Wells Fargo Bank, N.A.

Corporate Trust and Escrow Services

1700 Lincoln Street, 10th Floor

Denver, CO 80203-4500

Attention: Jennifer Petruno

Phone: 303-863-6315

Fax: 303-863-5645

[Attention:]

RE: Escrow Agreement dated March 9, 2007, by and among Newgistics, Inc. (“Newgistics”), Prime Advantage Corporation (“Prime”), and Wells Fargo Bank, N.A.

You hereby are authorized and instructed to take the following action with respect to the Newgistics’ Notice of Indemnity dated                      and Prime’s Objection Notice dated                             .

[Instructions for treatment of the Escrow Funds]

NEWGISTICS, INC.

By:
Name:
Title:

PRIME ADVANTAGE CORPORATION

By:
Name:
Title:

EXHIBIT D

Acceptance Fee:	$500

The Acceptance Fee, a one time fee, includes review of all related documents and accepting the appointment of Escrow Agent on behalf of Wells Fargo Bank, National Association. The fee also includes setting up the required account(s) and accounting records, document filing, and coordinating the receipt of funds/assets for deposit to the Escrow Account. The Acceptance Fee is due upon execution of the Escrow Agreement.

Escrow Agent Administration Fee:	$2,000

The Escrow Agent Administration Fee includes providing routine and standard services of an Escrow Agent. The fee includes administering the escrow account, performing investment transactions, processing cash transactions (including wires and check processing), disbursing funds in accordance with the Escrow Agreement, and providing trust account statements to applicable parties. The Escrow Agent Administration Fee covers the fifteen-month escrow period. The Escrow Agent Administration Fee is due upon execution of the Escrow Agreement.

Out-of Pocket Expenses:	At Cost

All out-of-pocket expenses will be billed in addition to the above, including for example, fees for overnight mail delivery, fees incurred for work performed by accounting firms or outside legal counsel, fees incurred during litigation etc.

Extraordinary Fees:	At Cost

Additional services performed not covered by the abovementioned, including claims processing, will be billed commensurate with the services performed, the time required and the level of difficulty involved.

EXHIBIT B

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is made and entered into as of March     , 2007 by and among Newgistics, Inc., a Delaware corporation (“Purchaser”), and Prime Advantage Corporation, a Delaware corporation (“Seller”).

Pursuant to the Stock Purchase Agreement (the “Purchase Agreement”) dated as of even date herewith by and among Purchaser, Seller, Logistics Management, Inc. (“LMI”) and Elmwood Transportation, Inc. (“Elmwood” and, together with LMI, the “Target”), Purchaser is acquiring all of the outstanding capital stock of LMI and Elmwood. The Target is currently in the business of less-than truckload and truckload freight brokerage services (the “Business”). The effective time of this Agreement (the “Effective Time”) shall be the effective time of the closing of the transaction contemplated by the Purchase Agreement (the “Acquisition”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

In conjunction with the Purchase Agreement, as an inducement to Purchaser entering into the Purchase Agreement and as a condition to the consummation of the Acquisition, Seller has agreed to refrain from competing with the Business for a reasonable period of time in order that Purchaser may obtain the contemplated benefits from the Acquisition.

Seller possesses, and after the Effective Time will continue to possess, detailed and special knowledge of confidential and proprietary information of the Business, including confidential and proprietary information regarding Target’s activities.

Seller’s entry into this Agreement is an essential part of the transactions described in the Purchase Agreement. Seller owns all of the outstanding capital stock in Target and will derive significant financial benefit from the Acquisition.

The parties to this Agreement, and to the Purchase Agreement, recognize that Target has carried on the Business in the United States (the “Geographic Area”).

NOW, THEREFORE, in consideration of the mutual promises made in this Agreement and the consideration to be received by Seller in connection with the Acquisition and for other good and valuable consideration, the simultaneous receipt and adequacy of which are hereby acknowledged, Seller and Purchaser (collectively referred to as the “Parties”) hereby agree as follows:

1. Non-Competition; Non-Solicitation. Seller agrees that for a period (the “Restricted Period”), commencing from the Effective Time until the fifth anniversary of the date hereof, Seller will not directly or indirectly, whether as an owner, partner, stockholder, joint venturer, corporate officer, director, employee, consultant, principal, trustee, lender or licensor, or in any other similar capacity whatsoever, of or for any person, firm, partnership, company or corporation (other than for Purchaser or any of its affiliates): (a) engage, own, manage, operate, sell, finance, control or participate in the engagement, ownership, management, operation, sales, finance or control of any business that competes with the Business; (b) approach or solicit in connection with a competing business purpose, or divert, interfere with or take away, or attempt to approach or solicit in connection with a competing business purpose, or divert, interfere or take away, the business or patronage of any of the clients, customers or suppliers of the Target which are presently existing clients, customers or suppliers; or (c) recruit or solicit any person who is employed by Target, or induce or attempt to induce or take any action which is intended to induce any employee of Target to terminate his or her employment with, or otherwise cease his or her relationship with Target or interfere in any manner with the contractual or employment relationship between Target and any employee of Target. The restrictions set forth in this Paragraph 1 shall be effective within all cities, counties and states of the Geographic Area. Notwithstanding anything contained in this Section 1, (i) the ownership of securities of any company owning or operating a Business is permitted, if such securities are publicly traded on a national securities market and constitute less than 5% of the outstanding stock thereof, and (ii) in the event LMI wrongfully terminates that certain Confidential Endorsed Supplier Agreement by and between Seller and LMI, dated May 2, 1998 (the “Supplier Agreement”), Seller shall not be restricted from contracting with or marketing competitive businesses to its members and potential members as an endorsed supplier consistent with its business with other endorsed suppliers.

2. Confidentiality. Seller further agrees that, at all times, it will not directly or indirectly, for itself or for any other party, divulge, communicate (except as required by law and other than to employees, consultants, counsel, accountants or other authorized representatives of Purchaser), use to the detriment of Purchaser or use for Seller’s benefit or the benefit of any other person or persons or any entity or entities, except as expressly authorized by Purchaser, or misuse in any other way, any Confidential Information of Target. For the purposes of this Agreement, “Confidential Information” shall mean any information, technical data, or know-how, including, but not limited to, that which relates to research, products, services, customers, markets, software, development, inventions, processes, designs, drawings, engineering, marketing or finances, but shall not include any such information, technical data or know-how which: (a) is part of the public knowledge or literature or, after the date of this Agreement, becomes part of the public knowledge or literature through no fault of Seller; (b) is approved for release, in writing, by Purchaser; or (c) is disclosed to Seller by a third party who Seller has a reasonable basis to believe has the right to make such disclosure, without restriction.

3. Condition of Acquisition; Consideration. Seller agrees and acknowledges that the covenants provided for in Paragraphs 1 and 2, including, without limitation, the term of the Restricted Period and the scope of the Geographic Area encompassed in such covenants, are necessary and reasonable in order to protect Purchaser in the conduct of the Business and the utilization of its assets, tangible and intangible and to preserve and protect the tangible and intangible assets of Target, and the customers and trade secrets of which Seller has and will have knowledge. Both Purchaser and Seller agree that the execution, delivery and performance of this Agreement is in consideration of, and a condition precedent to, the consummation of the Acquisition, and the Parties do not ascribe and cannot ascribe a separate consideration or value to the covenants provided in this Agreement.

4. Severability. The covenants contained in this Agreement shall be construed as a series of separate covenants, one for each of the cities, counties and states in the Geographic Area. It is the desire and intent of the Parties that these covenants shall be enforced to the fullest extent permissible under applicable law. If any portion of this Agreement is held to be invalid or unenforceable due to the unreasonableness of time or geographical restrictions, such covenants and restrictions shall be effective for the greatest period of time and for the greatest geographical area as may be determined to be reasonable by a court of competent jurisdiction and shall be enforced accordingly. If any other portion of this Agreement is held to be invalid or unenforceable for reasons unrelated to the unreasonableness of time or geographical restrictions, such provisions shall be

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severed from this Agreement and the remaining covenants and restrictions or portions thereof shall remain in full force and effect.

5. Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing, specifying such modification, waiver or discharge, and signed by Seller and Purchaser. No waiver by any party of any breach of, or compliance with, any condition or provision of this Agreement by another party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

6. Injunctive Relief. It is expressly agreed between the Parties that monetary damages would be inadequate to compensate Purchaser for any breach by Seller of the covenants and obligations set forth in this Agreement. Accordingly, Seller agrees and acknowledges that any such breach or threatened breach may cause irreparable injury to Purchaser, and that, in addition to any other remedies at law or in equity which may be available, Purchaser shall be entitled to obtain preliminary and permanent injunctive relief against any breach or threatened breach of this Agreement or the continuation of any such breach by Seller, without the necessity of proving actual damages.

7. Assignability. Seller’s obligations under this Agreement are personal in nature and may not be assigned or transferred; provided, however, that Purchaser may assign this Agreement to any affiliate or other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of Purchaser. In the event Purchaser shall transfer or assign this Agreement to a third party, such transferee or assignee shall be entitled to enforce this Agreement in full, including, without limitation, the noncompetition provisions contained herein.

8. Governing Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Delaware.

9. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) five (5) business days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) business day after being sent by commercial overnight courier service; or (iv) one (1) business day after transmission, if sent via facsimile with confirmation of receipt to the Parties at the addresses following their signatures to this Agreement (or at such other address for a party as shall be specified upon like notice). Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended; provided, however, that if such receipt is on a day that is not a business day, such notice or other communication shall be deemed to have been duly given on the next business day following such receipt.

10. Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the Parties concerning the matters set forth in this Agreement, and no representations, warranties or inducements, express or implied, have been made by either Party to the other except as set forth in this Agreement and the Purchase Agreement. This Agreement may not be amended, modified, altered or supplemented, other than by means of a written instrument, specifying

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such amendment, modification, alternation or supplement, duly executed and delivered on behalf of Seller and Purchaser (or any permitted successors or assigns).

11. Counterparts. This Agreement may be executed by facsimile and in counterpart copies, all of which when taken together shall be deemed to constitute one and the same instrument.

12. Nonexclusivity. The rights and remedies of Purchaser hereunder are not exclusive of, or limited by, any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative (and not alternative). Without limiting the generality of the foregoing, the rights and remedies of Purchaser hereunder, and the obligations and liabilities of Seller hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the laws of unfair competition, laws relating to misappropriation of trade secrets, other laws and common law requirements and all related rules and regulations, in each case to the extent applicable to any action or inaction of Seller hereunder.

13. Construction. The Parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

Signature page follows.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

PURCHASER:

NEWGISTICS, INC.

By:
William J. Razzouk
President and Chief Executive Officer

SELLER:

PRIME ADVANTAGE CORPORATION

By:
Peter M. Jones
Chief Executive Officer

EXHIBIT C

FORM OF LEGAL OPINION

DRAFT	DRAFT

KAREN L. BARSCH

KBARSCH@faegre.com

(303) 607-3652

March [    ], 2007

Newgistics, Inc.

2700 Via Fortuna

Austin, TX 78746

Re:	Stock Purchase Agreement entered into as of March [ ], 2007 (the “Purchase Agreement”) by and among Newgistics, Inc., a Delaware corporation (the “Purchaser”), Logistics Management, Inc., a Massachusetts corporation (the “Company”), Elmwood Transportation Services, Inc., a Massachusetts corporation (“Elmwood”), and Prime Advantage Corporation, a Delaware corporation (the “Seller”).

Ladies and Gentlemen:

We have acted as special counsel to the Company, Elmwood and Seller in connection with the execution and delivery of the Purchase Agreement. This opinion is delivered on behalf of the Company, Elmwood and Seller pursuant to Section 7.1(j) of the Purchase Agreement. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Purchase Agreement.

In rendering the opinions set forth below, we have examined, reviewed, and relied upon the following:

1.	the Purchase Agreement, the Escrow Agreement and the Non-Compete Agreement (collectively, the “Transaction Documents”);

2.	the Articles of Organization, as amended, of the Company and Elmwood (the “Articles of Organization”);

3.	the Amended and Restated Certificate of Incorporation, as amended, of Seller (the “Certificate of Incorporation”);

4.	the Bylaws of the Company, Elmwood and Seller, as amended (the “Bylaws”);

5.	certain minutes and unanimous written consents from the Boards of Directors of the Company, Elmwood and Seller;

6.	certain written consents of the shareholders of the Company and Elmwood and certain written consents of the stockholders of Seller;

7.	a certificate of good standing of Seller, certified by the Secretary of State of the State of Delaware;

8.	certificates of good standing of the Company and Elmwood, certified by the Secretary of the Commonwealth of Massachusetts; and

9.	such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

In connection with the rendering of the opinions set forth herein, we have not undertaken a general investigation of facts, nor have we independently verified the accuracy or completeness of any records, agreements, instruments, documents, certificates, or letters delivered to us or of any of the representations, warranties, or statements made to us. We have assumed the genuineness of all signatures, the authenticity of all records, agreements, instruments, documents, and certificates submitted to us as originals, and the conformity to the originals of all records, agreements, instruments, documents, and certificates submitted to us as conformed, facsimile, or photostatic copies. In rendering the opinions contained in this opinion letter we have relied, as to matters of fact, solely and without independent investigation, upon representations made in the Transaction Documents and upon certificates of public officials and the Company, Elmwood and Seller.

Our engagement to render legal services to the Company, Elmwood and Seller has been limited solely to the matters specified herein and, consequently, we are not familiar with all of their legal affairs and do not render any other legal opinions with respect to the Company, Elmwood or Seller.

Based on and subject to the foregoing, and subject to the assumptions, qualifications, and limitations set forth below, we are of the opinion that:

1.	Based solely on a good standing certificate from the Secretary of State of Delaware dated March 6, 2007, Seller is duly incorporated under the laws of the State of Delaware, in good standing and has a legal corporate existence. Based solely on good standing certificates from the Secretary of the Commonwealth of Massachusetts dated March 5, 2007, the Company and Elmwood are domestic corporations organized under the General Laws of the Commonwealth of Massachusetts, have legal existence and are in good standing.

2.	Each of the Company, Elmwood and Seller have the right, power and authority to execute, deliver and perform its respective obligations under the Transaction Documents to which it is a party.

3.	Each of the Transaction Documents to which it is a party has been duly authorized by each of the Company, Elmwood and Seller. Each of the Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of each of the Company, Elmwood and Seller, as applicable, enforceable against each such party in accordance with its terms.

4.	The execution, delivery and performance of the Transaction Documents to which it is a party by each of the Company, Elmwood or Seller will not contravene or violate the Articles of Organization of the Company or Elmwood, the Certificate of Incorporation of Seller or the Bylaws of the Company, Elmwood or Seller.

The opinions as expressed herein are subject to the following qualifications, limitations and assumptions:

(a) Our opinions are limited by (i) applicable bankruptcy, receivership, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of the rights and remedies of creditors, secured parties and parties to executory contracts generally; and such duties and standards, including, without limitation, good faith, materiality, reasonableness, and fair dealing under any applicable law or judicial decision, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and the exercise of equitable powers by a court of competent jurisdiction (and no opinion is given herein as to any specific or equitable relief of any kind or as to the availability of equitable remedies), and (iii) applicable laws relating to fraudulent conveyances and preferential transfers, as to which we express no opinion.

(b) We express no opinion with respect to the validity or enforceability of any provision of the Transaction Documents that (i) in effect, liquidates damages for the breach of a contract, (ii) imposes what a court may deem to be penalties, (iii) defines what constitutes good faith or commercially reasonable behavior, (iv) grants any “self-help” or summary remedies, (v) waives the right of any party to object to subject matter jurisdiction or venue, assert any defense based on lack of subject matter jurisdiction or venue, or a jury trial or waives the applicability of any statute of limitations or any other defense available at law or in equity, (vi) provides that, in circumstances in which certain terms of an agreement are illegal or unenforceable, the remaining terms of such agreement are enforceable (so called “severability” provisions), (vii) provides that waivers, amendments and other modifications of or to the Transaction Documents must be in writing, (viii) restricts the right of any party to engage in a particular business, including, but not limited to, the restrictions set forth in the Non-Compete Agreement, (ix) allows a set off against funds held by a party in trust, special accounts or other segregated accounts, (x) requires arbitration of claims which usually fall within the exclusive jurisdiction of a court or other governmental body, (xi) limits, releases, exculpates or exempts a party from liability for past or future claims or obligations, or (xii) waives a party’s right to terminate the Supplier Agreement.

(c) We express no opinion as to the validity or enforceability of any provision in the Transaction Documents choosing the state law by which such Transaction Document will be governed or under which it will be construed or concerning consent to jurisdiction.

(d) Our opinions are qualified by the effect of judicial decisions which may permit the introduction of extrinsic evidence to supplement the terms of the Transaction Documents or to aid in the interpretation thereof.

(e) In rendering the opinions set forth herein, we have assumed (i) that the Transaction Documents to which any Person other than the Company, Elmwood or Seller is a party have been duly authorized, executed and delivered by such other Person and that each such other Person has the power and authority to enter into and perform each of the Transaction

Documents to which it is a party, and (ii) that each of the Transaction Documents are valid and binding upon each party thereto other than the Company, Elmwood and Seller.

(f) This opinion is limited to the laws of the State of Colorado. We note that the Transaction Documents are governed by the laws of the State of Delaware. For purposes of the opinions set forth in paragraphs 2, 3, 4 and 5, we have assumed, with your consent and without independent inquiry, that the laws of the State of Colorado are identical to the laws of the State of Delaware in all respects material to this opinion.

(g) We express no opinion with respect to (i) federal securities laws and regulations administered by the United States Securities and Exchange Commission, state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments, (ii) federal and state antitrust and unfair competition laws and regulations other than the Hart Scott Rodino Act; (iii) pension and employee benefit laws and regulations (e.g., ERISA), (iv) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing, (v) tax matters, (vi) export and import matters, (vii) adequacy of consideration and (vi) compliance with fiduciary duty requirements.

(h) Our opinions are subject to the constitutionality and continued validity of all statutes and laws reviewed and relied upon by us in connection with rendering the opinions set forth herein. We expressly disclaim any responsibility to revise or supplement this opinion should any applicable law be changed by, or compilations of any such laws be updated to reflect, legislative or regulatory action, judicial decision or otherwise after the date hereof.

This opinion letter may be relied upon by you only in connection with the transactions contemplated by the Transaction Documents and may not be used or relied upon by you or any other person for any other purpose whatsoever without, in each instance, our prior written consent.

Very truly yours,

FAEGRE & BENSON LLP

By:
Karen L. Barsch, Esq.